Exhibit 99.1

TÜRKİYE VAKIFLAR BANKASI T.A.O.

Issue of US$227,605,000 Fixed Rate Resettable Tier 2 Notes due 2027

under its US$7,000,000,000 Global Medium Term Note Program

The US$227,605,000 Fixed Rate Resettable Tier 2 Notes due 2027 (the “Notes”) are being issued by Türkiye Vakıflar Bankası T.A.O., a Turkish banking institution organized as a public joint stock company under the laws of Turkey and registered with the İstanbul Trade Registry under number 776444 (the “Bank” or the “Issuer”), under its US$7,000,000,000 Global Medium Term Note Program (the “Program”).

The Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any U.S. State securities laws and, subject to certain exceptions, may not be offered, sold, pledged or otherwise transferred in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act). The Notes are being offered (in connection with the Exchange Offer described herein) pursuant to an exemption from the registration requirement of the Securities Act provided by Rule 802 thereunder (“Rule 802”). For a description of certain restrictions on transfer of investments in the Notes, see “Transfer and Selling Restrictions - Transfer Restrictions” in the Base Prospectus (as defined in “Documents Incorporated by Reference” below).

AN INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” HEREIN.

The Notes will bear interest from (and including) February 13, 2017 (the “Issue Date”) to (but excluding) November 1, 2022 (the “Issuer Call Date”) at a fixed rate of 8.00% per annum. From (and including) the Issuer Call Date to (but excluding) November 1, 2027 (the “Maturity Date”), the Notes will bear interest at a fixed rate equal to the Reset Interest Rate (as defined herein). Interest will be payable semi-annually in arrear on the first day of each May and November in each year (each an “Interest Payment Date”) up to (and including) the Maturity Date; provided that if any such date is not a Payment Business Day (as defined in Condition 7.4), then such payment will be made on the next Payment Business Day but without any further interest or other payment being made in respect of such delay; it being understood that the amount of interest payable on the first Interest Payment Date (i.e., May 1, 2017) will be in respect of the short first Interest Period from (and including) the Issue Date to (but excluding) May 1, 2017. Subject to having obtained the prior approval of the Banking Regulatory and Supervisory Agency (the “BRSA”) and as further provided in Condition 8, the Issuer may redeem all but not some only of the Notes: (a) on the Issuer Call Date, (b) at any time for certain tax reasons or (c) upon the occurrence of a Capital Disqualification Event, in each case at their then outstanding principal amount together with interest accrued but unpaid to (but excluding) the date of redemption. The Notes are otherwise scheduled to be redeemed by the Issuer at their then outstanding principal amount on the Maturity Date. For a more detailed description of the Notes, see “Terms and Conditions of the Notes” herein. Reference to a “Condition” herein is to the corresponding clause of such “Terms and Conditions of the Notes.”

The Notes are subject to loss absorption upon the occurrence of a Non-Viability Event (as defined in Condition 6.2), in which case an investor in the Notes might lose some or all of its investment in the Notes. See Condition 6.

This Prospectus has been approved by the Central Bank of Ireland, as competent authority under Directive 2003/71/EC as amended (including the amendments made by Directive 2010/73/EU) (the “Prospectus Directive”). The Central Bank of Ireland only approves this Prospectus as meeting the requirements imposed under Irish and European Union (“EU”) law pursuant to the Prospectus Directive. Such approval relates only to Notes that are to be admitted to trading on a regulated market for the purposes of Directive 2004/39/EC (“MiFID”) and/or that are to be offered to the public in any member state of the European Economic Area (the “EEA”). Application has been made to the Irish Stock Exchange plc (the “Irish Stock Exchange”) for the Notes to be admitted to its official list (the “Official List”) and to trading on its regulated market (the “Main Securities Market”); however, no assurance can be given that such application will be accepted. References in this Prospectus to the Notes being “listed” (and all related references) shall mean that the Notes have been admitted to the Official List and to trading on the Main Securities Market. The Main Securities Market is a regulated market for the purposes of MiFID.

Pursuant to Law No. 6362 (the “Capital Markets Law”) of the Republic of Turkey (“Turkey”) relating to capital markets and the Communiqué on Debt Instruments Serial II, No. 31.1 (the “Communiqué on Debt Instruments”) of the Capital Markets Board of Turkey (the “CMB”), in its capacity as competent authority under the Capital Markets Law, debt instruments of Turkish issuers cannot be issued and sold before the necessary approvals (including the issuance certificate (ihraç belgesi) and the approved tranche issuance certificate (tertip ihraç belgesi)) have been obtained from the CMB; however, further to the Bank’s application, the CMB confirmed in its letter to the Bank dated January 10, 2017 and numbered 29833736-110.99-E.355 that the Bank does not have to obtain the approval of the CMB related to the issuance of the Notes as a result of the Exchange Offer. Therefore, no approval (including an issuance certificate (ihraç belgesi) or an approved tranche issuance certificate (tertip ihraç belgesi)) will be obtained by the Bank from the CMB in connection with the Notes.

The Notes are expected to be rated at issuance “BB” by Fitch Ratings Limited (“Fitch”) and “B1” by Moody’s Investors Service Ltd. (“Moody’s” and, together with Standard & Poor’s Credit Market Services Europe Limited (“Standard & Poor’s”) and Fitch, the “Rating Agencies”). The Bank has also been rated by the Rating Agencies, as set out on page 123 of the Original Base Prospectus (as defined below). As of the date of this Prospectus, each of the Rating Agencies is established in the EU and is registered under Regulation (EC) No. 1060/2009 (as amended) (the “CRA Regulation”). As such, each of the Rating Agencies is included in the list of credit rating agencies published by the European Securities and Markets Authority (the “ESMA”) on its website (at https://www.esma.europa.eu/supervision/credit-rating-agencies/risk) in accordance with the CRA Regulation. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning Rating Agency.

The Exchange Offer described herein is being managed by BNP Paribas, Citigroup Global Markets Limited, Merrill Lynch International and Standard Chartered Bank (each a “Dealer Manager” and, collectively, the “Dealer Managers”). It is expected that: (a) delivery of the Notes to investors who, in the Exchange Offer, exchange Existing Notes (as defined below) that are represented by a Global Note deposited with a custodian for, and registered in the name of a nominee of, DTC (ISIN: US90015NAB91 / Common Code: 085023047 / CUSIP: 90015NAB9) (the “DTC Existing Notes”) (such new Notes, the “U.S. Notes”) will be made in book-entry form only through the facilities of The Depository Trust Company (“DTC”) and (b) delivery of the Notes to investors who, in the Exchange Offer, exchange Existing Notes that are represented by a Global Note registered in the name of a nominee for a common depositary for Euroclear and Clearstream, Luxembourg (ISIN: XS0849728190 / Common Code: 084972819) (the “Euroclear/Clearstream Existing Notes” and, with the DTC Existing Notes, the “Existing Notes”) (such new Notes, the “Non-U.S. Notes”) will be made in book-entry form only through the facilities of Euroclear Bank SA/NV (“Euroclear”) and/or Clearstream Banking S.A. (“Clearstream, Luxembourg”) against exchange of the Existing Notes on the Issue Date.

Dealer Managers

BNP PARIBAS	BofA Merrill Lynch	Citigroup	Standard Chartered Bank

The date of this Prospectus is February 10, 2017.

This Prospectus comprises a prospectus for the purposes of the Prospectus Directive. This document does not constitute a prospectus for the purpose of Section 12(a)(2) of, or any other provision of or rule under, the Securities Act.

This Prospectus is to be read in conjunction with all documents (or parts thereof) that are incorporated herein by reference (see “Documents Incorporated by Reference”). This Prospectus shall be read and construed on the basis that such documents (or parts thereof) are incorporated in, and form part of, this Prospectus.

NOTICE TO U.S. NOTEHOLDERS

The Notes have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States.

The Exchange Offer is being made to Noteholders (including in the United States) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802. Securities may not be offered, sold or delivered in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The Exchange Offer relates to securities originally issued by a non-U.S. company. The Exchange Offer is subject to disclosure requirements of a country other than the United States, which requirements are different from those of the United States. The financial statements included in this Prospectus (as described in “Documents Incorporated by Reference” below) have been prepared and presented in accordance with either: (a) the requirements of the BRSA Accounting and Reporting Regulation related to the procedures and principles regarding banks’ accounting practices or (b) IFRS, including International Accounting Standards as promulgated by the IASB, and therefore may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It might be difficult for Noteholders to enforce their rights and any claim they may have against the Issuer arising under U.S. federal securities laws since the Issuer is located outside the United States and some or all of its officers and directors might be residents of countries other than the United States. Noteholders might not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it might be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Noteholders should also be aware that the Issuer may (subject to applicable law and the terms and conditions of the relevant securities) purchase or otherwise acquire the Notes other than under the Exchange Offer, such as in open market or privately negotiated purchases.

RESPONSIBILITY STATEMENT

The Issuer accepts responsibility for the information contained in this Prospectus. To the best of the knowledge and belief of the Issuer, having taken all reasonable care to ensure that such is the case, the information contained in (or incorporated by reference into) this Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Issuer, having made all reasonable enquiries, confirms that: (a) this Prospectus (including the information incorporated herein by reference) contains all information that in its view is material in the context of the issuance and offering of the Notes (or beneficial interests therein), (b) the information contained in, or incorporated by reference into, this Prospectus is true and accurate in all material respects and is not misleading, (c) any opinions, predictions or intentions expressed in this Prospectus (or in any of the documents (or portions thereof) incorporated herein by reference) on the part of the Issuer are honestly held or made by the Issuer and are not misleading in any material respects, and there are no other facts the omission of which would make this Prospectus or any of such information or the expression of any such opinions, predictions or intentions misleading in any material respect, and (d) all reasonable enquiries have been made by the Issuer to ascertain such facts and to verify the accuracy of all such information and statements.

Neither this Prospectus nor any other information supplied in connection with the issue of the Notes constitutes an offer of, or an invitation by or on behalf of the Issuer or the Dealer Managers to subscribe for or purchase, the Notes (or beneficial interests therein), or participate in the Exchange Offer. This Prospectus is intended only to provide information to assist potential investors in deciding whether or not to participate in the Exchange Offer.

No person is or has been authorized by the Issuer in connection with the offering of the Notes (or beneficial interests therein) to give any information or make any representation regarding the Issuer, the Dealer Managers or the Notes other than as contained in this Prospectus and the documentation for the Exchange Offer. Any such representation or information must not be relied upon as having been authorized by the Issuer or the Dealer Managers. Neither the delivery of this Prospectus nor the Exchange Offer shall in any circumstances imply that the information contained herein is correct at any time subsequent to the date hereof (or, if such information is stated to be as of an earlier date, subsequent to such earlier date) or that any other information supplied in connection with the Notes is correct as of any time subsequent to the date indicated in the document containing the same.

To the fullest extent permitted by law, none of the Dealer Managers accepts any responsibility for the contents hereof or any information incorporated by reference into this Prospectus or any other information provided by the Issuer in connection with the Notes or for any statement that is inconsistent with the contents hereof made, or purported to be made, by a Dealer Manager or on its behalf in connection with the Issuer or the issue and offering of the Notes (or beneficial interests therein). Each Dealer Manager accordingly disclaims all and any liability whether arising in tort, contract or otherwise (except as referred to above) that it might otherwise have in respect hereof. Neither this Prospectus nor any financial statements are intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by any of the Issuer or the Dealer Managers that any recipient of this Prospectus or of any financial statements should participate in the Exchange Offer. None of the Dealer Managers undertakes to review the financial condition or affairs of the Issuer during the life of the arrangements contemplated by this Prospectus nor to advise any investor or potential investor in the Notes of any information coming to the attention of any of the Dealer Managers.

Each investor contemplating participating in the Exchange Offer should: (a) determine for itself the relevance of the information contained herein and (b) make its own independent investigation of the financial condition and affairs, and its own appraisal of the creditworthiness, of the Issuer and its own determination of the suitability of its investment in the Notes in light of its own circumstances, with particular reference to its own investment objectives and experience, and any other factors that might be relevant to it in connection with such investment, in each case based upon such investigation as it deems necessary.

The Notes might not be a suitable investment for all investors. Each potential investor in the Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(a)                                 have sufficient knowledge and experience to make a meaningful evaluation of the Notes, the merits and risks of investing in the Notes and the information contained in or incorporated by reference into this Prospectus,

(b)                                 have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact such investment will have on its overall investment portfolio,

(c)                                  have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes, including where the currency for principal and interest payments is different from the potential investor’s currency,

(d)                                 understand (either alone or with the help of a financial adviser) thoroughly the terms of the Notes and be familiar with the behavior of financial markets, and

(e)                                  be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment in the Notes and its ability to bear the applicable risks.

None of the Issuer, the Dealer Managers or any of their respective representatives is making any representation to any investor in the Notes regarding the legality of any investment by any such investor under applicable legal investment or other laws. Each potential investor in the Notes should consult its legal advisers to determine whether and to what extent: (a) the Notes (or beneficial interests therein) are legal investments for it, (b) its interest in the Notes can be used as collateral for various types of borrowing and (c) other restrictions apply to its purchase or pledge of any Notes (or beneficial interests therein). Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of an investment in the Notes under any applicable risk-based capital or similar rules. Each potential investor should consult its own advisers as to the legal, tax, business, financial and related aspects of an investment in the Notes.

GENERAL INFORMATION

This Prospectus may be submitted on a confidential basis in the United States for informational use solely in connection with the consideration of the Exchange Offer. The use of this Prospectus for any other purpose in the United States or by U.S. persons is not authorized. This Prospectus may not be copied or reproduced in whole or in part, nor may it be distributed or any of its contents disclosed to anyone other than the prospective investors in the Notes to whom it is originally submitted by the Issuer or a Dealer Manager.

The Notes have not been and will not be registered under the Securities Act or under the securities or “blue sky” laws of any state of the United States or any other U.S. jurisdiction and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act) except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Accordingly, until 40 days after the Issue Date, an offer or sale of the Notes (or beneficial interests therein) within the United States or to, or for the account or benefit of, any U.S. person by a dealer that is not participating in the offering may violate the registration requirements of the Securities Act if that offer or sale is made otherwise than pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Each investor, by acquiring a Note (or a beneficial interest therein), agrees (or will be deemed to agree) that the Notes (or beneficial interests therein) may be reoffered, resold, pledged or otherwise transferred only upon registration under the Securities Act or pursuant to the exemptions from the registration requirements thereof described under “Transfer and Selling Restrictions - Selling Restrictions - United States” in the Base Prospectus. Each investor also will be deemed to have made certain representations and agreements as described therein. Any resale or other transfer, or attempted resale or other attempted transfer, of the Notes (or a beneficial interest therein) that is not made in accordance with the transfer restrictions may subject the transferor and/or transferee to certain liabilities under applicable securities laws.

The distribution of this Prospectus and the Exchange Offer might be restricted by law in certain jurisdictions. The Issuer and the Dealer Managers do not represent that this Prospectus may be lawfully distributed, or that any Notes (or beneficial interests therein) may be lawfully offered, in any such jurisdiction and do not assume any responsibility for facilitating any such distribution or offering. In particular, no action has been taken by the Issuer that is intended to permit a public offering of the Notes (or beneficial interests therein) or distribution of this Prospectus in any jurisdiction in which action for that purpose is required. Accordingly: (a) no Notes (or beneficial interests therein) may be offered or sold, directly or indirectly, and (b) neither this Prospectus nor any advertisement or other offering material may be distributed or published, in any jurisdiction, in each case except under circumstances that will result in compliance with all applicable laws. Persons into whose possession this Prospectus or any Notes (or beneficial interests therein) may come must inform themselves about, and observe, any such restrictions on the distribution of this Prospectus and the offering and sale of the Notes (or beneficial interests therein). See “Transfer and Selling Restrictions - Transfer Restrictions” in the Base Prospectus.

The Issuer has obtained a letter dated January 12, 2017 and numbered 43890421-101.02.01[21.2]-E.759 from the BRSA (the “BRSA Tier 2 Approval”) approving the treatment of the Notes as Tier 2 capital of the Issuer for so long as the Notes comply with the requirements of the Regulation on Equities of Banks as published in the Official Gazette dated September 5, 2013 and numbered 28756 (as amended from time to time) (the “2013 Equity Regulation”). The BRSA Tier 2 Approval is conditional upon the compliance of the Notes with the requirements of the 2013 Equity Regulation. Accordingly, among other requirements, if the Issuer invests in securities that qualify as Tier 2 capital under the 2013 Equity Regulation and are issued by another Turkish bank or other financial institution holding an investment in the Notes, then, when including the Notes in the calculation of its capital, the Issuer will be required to deduct (but not to below zero) the amount of its investment in such securities from the amount of such bank or other financial institution’s investment in the Notes. For a description of other regulatory requirements in relation to Tier 2 capital requirements, see “Turkish Regulatory Environment — Capital Adequacy” in the Base Prospectus.

Following the issuance of the Notes as a result of the Exchange Offer, in accordance with Decree 32 on the Protection of the Value of the Turkish Currency (as amended from time to time, “Decree 32”), residents of Turkey may purchase or sell the Notes (or beneficial interests therein) in offshore transactions on an unsolicited (reverse inquiry) basis in the secondary markets; provided that such purchase or sale is made through licensed banks authorized by the BRSA or licensed brokerage institutions authorized pursuant to the CMB regulations and the purchase price is transferred through such licensed banks. As such, Turkish residents should use such licensed banks or licensed brokerage institutions while purchasing the Notes (or beneficial interests therein) and transfer the purchase price through such licensed banks. Monies paid for purchases of the Notes are not protected by the insurance coverage provided by the Savings Deposit Insurance Fund of Turkey (Tasarruf Mevduatı Sigorta Fonu) (the “SDIF”).

Other than the BRSA Tier 2 Approval and the Central Bank of Ireland’s approval under the Prospectus Directive (each as described herein), the Notes have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), any state securities commission or any other U.S., Turkish, Irish or other regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of the offering of the Notes or the Exchange Offer or determined the accuracy or adequacy of the information contained in this Prospectus. Any representation to the contrary might be unlawful.

The Issuer is required to notify the Central Registry Agency of Turkey (Merkezi Kayıt Kuruluşu) (the “Central Registry Authority”) within three İstanbul business days from the Issue Date of the amount, Issue Date, ISIN (if any), interest commencement date, maturity date, interest rate, name of the custodian and currency of the Notes and the country of issuance to the extent the relevant information for the Existing Notes is different than the information for the Notes.

The Notes will be represented by beneficial interests in global notes (the “Global Notes”), being the “Euroclear/Clearstream Global Note” for those exchanged for the Euroclear/Clearstream Existing Notes and the “DTC Global Note” for those exchanged for the DTC Existing Notes. The Euroclear/Clearstream Global Note will be deposited on or about the Issue Date with a common depositary (the “Common Depositary”) for Euroclear and Clearstream, Luxembourg and will be registered in the name of a nominee of the Common Depositary. Except as described in this Prospectus, beneficial interests in the Euroclear/Clearstream Global Note will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect accountholders in Euroclear and Clearstream, Luxembourg. The DTC Global Note will be deposited on or about the Issue Date with The Bank of New York Mellon, New York Branch, in its capacity as custodian (the “Custodian”) for, and will be registered in the name of Cede & Co. as nominee of, DTC. Except as described in this Prospectus, beneficial interests in the DTC Global Note will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

Under Rule 15c6-l of the Exchange Act, trades in the secondary market through a broker or dealer in the United States generally are required to settle in three New York City business days, unless the parties to any such trade expressly agree otherwise. Accordingly, investors who wish to trade interests in the Notes through a broker or dealer in the United States on the date of this Prospectus or the next New York City business days might be required, by virtue of the fact that the Notes initially will settle on the Issue Date, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Investors in the Notes who wish to trade interests in the Notes through a broker or dealer in the United States on the date of this Prospectus or the next New York City business days should consult their own adviser.

Stabilization

As the Notes are being issued solely in connection with the Exchange Offer, the Issuer has not mandated any person, including any of the Dealer Managers, to effect transactions with a view to stabilizing the market price of the Notes (i.e., supporting the market price of the Notes at a level higher than that which might otherwise prevail).

Alternative Performance Measures

To supplement the Issuer’s consolidated and unconsolidated financial statements presented in accordance with the BRSA Accounting and Reporting Regulation, the Issuer uses certain ratios and measures included (including through incorporation by reference) in this Prospectus that might be considered to be “alternative performance measures” (each an “APM”) as described in the ESMA Guidelines on Alternative Performance Measures (the “ESMA Guidelines”) published by the ESMA on October 5, 2015. The ESMA

Guidelines provide that an APM is understood as “a financial measure of historical or future financial performance, financial position, or cash flows, other than a financial measure defined or specified in the applicable financial reporting framework.” The ESMA Guidelines also note that they do not apply to APMs: “disclosed in accordance with applicable legislation, other than the applicable financial reporting framework, that sets out specific requirements governing the determination of such measures.”

The APMs included in the Base Prospectus are not alternatives to measures prepared in accordance with the BRSA Accounting and Reporting Regulation and might be different from similarly titled measures reported by other companies. The Issuer’s management believes that this information, when considered in conjunction with measures reported under the BRSA Accounting and Reporting Regulation, is useful to investors because it provides a basis for measuring the organic operating performance in the periods presented and enhances investors’ overall understanding of the Group’s financial performance. In addition, these measures are used in internal management of the Group, along with financial measures reported under the BRSA Accounting and Reporting Regulation, in measuring the Group’s performance and comparing it to the performance of its main competitors. In addition, because the Group has historically reported certain APMs to investors, the Issuer’s management believes that the inclusion of APMs in this Prospectus provides consistency in the Group’s financial reporting and thus improves investors’ ability to assess the Group’s trends and performance over multiple periods. APMs should not be considered in isolation from, or as a substitute for, financial information presented in compliance with the BRSA Accounting and Reporting Regulation.

For the Group, measures that might be considered to be APMs in the Base Prospectus (and that are not defined or specified by the BRSA Accounting and Reporting Regulation, IFRS or any other legislation applicable to the Issuer) include (without limitation) the following (such terms being used in the Base Prospectus as defined below):

allowance for possible loan losses as a percentage of NPLs: For a particular period, this is: (a) specific provisions as of such date divided by (b) NPLs as of such date.

average shareholders’ equity excluding minority interest as a percent of average total assets: For a particular period, this is: (a) average shareholders’ equity excluding minority interest for such period as a percent of (b) average total assets for such period.

cash loans (net of provisions) to total assets: As of a particular date, this is: (a) performing loans and receivables as of such date divided by (b) total assets as of such date.

common equity Tier 1 regulatory capital as a percent of risk-weighted assets: As of a particular date, this is: (a) the total amount of Tier 1 capital (i.e., share capital reserves and retained earnings) as of such date divided by (b) its risk-weighted assets as of such date.

cost-to-income ratio: For a particular period, this is: (a) other operating expenses excluding provisions for employee termination benefits, depreciation and amortization and impairment losses on assets to be disposed as a percentage of (b) total operating revenue for such period.

deposits to total assets (total deposits including bank deposits): As of a particular date, this is: (a) total deposits (including bank and customer deposits) as of such date divided by (b) total assets as of such date.

liquid assets as a percentage of total deposits: As of a particular date, this is: (a) the Group’s total amount of cash and balances with banks, money market placements, trading securities portfolio and available-for-sale securities as of such date divided by (b) the Group’s total deposits as of such date.

loan losses reserves to NPLs: As of a particular date, this is: (a) the aggregate amount of loan losses reserves as of such date divided by (b) the NPLs as of such date.

loans to deposits ratio: As of a particular date, this is: (a) the total amount of performing loans and receivables as of such date divided by (b) total deposits as of such date.

net interest margin: For a particular period, this is: (a) the net interest income for such period divided by (b) the total average interest-earning assets for such period. For annualized figures calculated for the current year, there can be no guarantee, and the Issuer does not represent or predict, that actual results for the full year will equal or exceed the annualized figure and actual results might vary materially.

non-performing loans to total gross cash loans (i.e., NPL ratio): As of a particular date, this is: (a) NPLs as of such date as a percentage of (b) the aggregate amount of performing loans and receivables and non-performing loans as of such date.

operating expenses (excluding foreign exchange losses) as a percentage of total average assets: For a particular period, this is: (a) operating expenses (excluding impairment losses on assets to be disposed, provisions for employee termination benefits, depreciation and amortization and impairment losses on assets to be disposed) as a percentage of (b) average total assets for such period.

provision for loan losses to total loans: As of a particular date, this is: (a) the aggregate amount of loan losses reserves as of such date divided by (b) the amount of performing loans and receivables as of such date.

return on average shareholders’ equity: For a particular period, this is: (a) the net income (less non-controlling interest share of net income) for such period (and, when calculating for the interim period, the figure is annualized by multiplying the net income for the indicated period of such year by 12 divided by the number of months in such period) as a percentage of (b) average shareholders’ equity excluding non-controlling interest for such period. For annualized figures calculated for the current year, there can be no guarantee, and the Issuer does not represent or predict, that actual results for the full year will equal or exceed the annualized figure and actual results might vary materially.

return on average total assets: For a particular period, this is: (a) the net income (less non-controlling interest share of net income) for such period (and, when calculating for the interim period, the figure is annualized by multiplying the net income for the indicated period of such year by 12 divided by the number of months in such period) as a percentage of (b) average total assets for such period. For annualized figures calculated for the current year, there can be no guarantee, and the Issuer does not represent or predict, that actual results for the full year will equal or exceed the annualised figure and actual results might vary materially.

total loans (net of provisions) to total assets: As of a particular date, this is: (a) the performing loans and receivables as of such date divided by (b) total assets as of such date.

The following are definitions of certain terms that are used in the calculations of the APMs listed above (such terms as so defined above having the same meaning when used elsewhere in the Base Prospectus):

average shareholders’ equity excluding minority interest: For a particular period, this is calculated by adding the total equity attributable to equity holders of the Bank excluding non-controlling interest as of the balance sheet date immediately prior to the commencement of such period (i.e., for any year, December 31 of the previous year) and the last day of the applicable period and dividing the total by two.

average total assets: For a particular period, this is calculated by adding the amount of total assets as of the balance sheet date immediately prior to the commencement of such period (i.e., for any year, December 31 of the previous year) and the last day of the applicable period and dividing the total by two.

total average interest-earning assets: For a particular period, this is calculated by averaging the sum of the loans and receivables (performing), total securities portfolio, banks and money market placements as of the balance sheet date immediately prior to the commencement of such period (e.g., for any year, December 31 of the previous year) and that at the end of the period and dividing by two.

Certain Defined Terms, Conventions and Other Considerations in Relation to the Presentation of Information in this Prospectus

Capitalized terms that are used but not defined in any particular section of this Prospectus have the meaning attributed thereto in “Terms and Conditions of the Notes” or any other section of this Prospectus.

In this Prospectus, “Bank” means Türkiye Vakıflar Bankası T.A.O. on a stand-alone basis and “Group” means the Bank and its subsidiaries (and, with respect to consolidated accounting information, entities that are consolidated into it).

In this Prospectus, all references to “Turkish Lira” and “TL” are references to the lawful currency for the time being of the Republic of Turkey and “U.S. Dollars,” “US$” and “$” refer to United States dollars.

In this Prospectus, any reference to “law” shall (unless the context otherwise requires) be deemed to include regulations and other legal requirements.

The language of this Prospectus is English. Certain legislative references and technical terms have been cited in their original language in order that the correct technical meaning may be ascribed to them under applicable law. In particular, but without limitation, the titles of Turkish legislation and the names of Turkish institutions referenced herein have been translated from Turkish into English. The translation of these titles and names are direct and accurate.

TABLE OF CONTENTS

RISK FACTORS	9
DOCUMENTS INCORPORATED BY REFERENCE	17
OVERVIEW OF THE OFFERING	20
TERMS AND CONDITIONS OF THE NOTES	24
EXCHANGE OFFER	44
TAXATION	45
LEGAL MATTERS	51
OTHER GENERAL INFORMATION	52

RISK FACTORS

An investment in the Notes involves risk. Investors assume the risk that the Bank might become insolvent or otherwise be unable to make all payments due in respect of the Notes. There is a wide range of factors that individually or together could result in the Bank becoming unable to make all payments due in respect of the Notes. Prospective investors in the Notes should consider carefully the information contained in this Prospectus and the documents (or parts thereof) that are incorporated herein by reference, and in particular should consider all the risks inherent in making such an investment, including the information under the heading “Risk Factors” (as revised hereby for purposes of the Notes and this Prospectus only) in the Base Prospectus (the “Program Risk Factors”), before making a decision to invest in the Notes. It is not possible to identify all such factors or to determine which factors are most likely to occur as the Bank might not be aware of all relevant factors and certain factors that it currently deems not to be material might become material as a result of the occurrence of future events of which the Bank does not have knowledge as of the date of this Prospectus. The Bank has identified in the Program Risk Factors a number of factors that could materially adversely affect its ability to make payments due under the Notes.

In addition, a number of factors that are material for the purpose of assessing the market risks associated with the Notes are also described in the Program Risk Factors.

Prospective investors should also read the detailed information set out elsewhere in (or incorporated by reference into) this Prospectus and reach their own views prior to making any investment decision; however, the Bank does not represent that the risks set out in the Program Risk Factors or herein are exhaustive or that other risks might not arise in the future. If potential investors are in doubt about the contents of this Prospectus, then they should consult with an appropriate professional adviser to make their own legal, tax, accounting and financial evaluation of the merits and risks of investments in the Notes.

Program Risk Factors

The Program Risk Factors are (except to the extent noted otherwise herein) incorporated by reference into this Prospectus and for these purposes references in the Program Risk Factors to “Notes” shall be construed as references to the Notes described in this Prospectus.

In addition, for purposes of the Notes and this Prospectus only, the Program Risk Factors shall be deemed to be revised as follows (with corresponding changes deemed to be made elsewhere in the Base Prospectus):

(a)                                 The risk factor entitled “Risks relating to the Group and its Business — Access to Capital” on page 28 of the Original Base Prospectus (as defined in “Documents Incorporated by Reference” below) is hereby deleted in its entirety and replaced by the following:

Access to Capital — The Group might have difficulty raising capital on acceptable terms, if at all

By law, each of the Bank and the Group is required to maintain certain capital adequacy ratios in connection with its banking business. Such capital ratios depend in part upon the level of risk-weighted assets. The Bank’s management expects that continued growth in Turkey’s economy and further penetration of banking services will result in increased lending (both in absolute terms as well as proportionately in comparison to the Group’s zero risk-weighted investment in Turkish government securities). As a result, the Bank’s management expects that there will be a continuing increase in the Group’s risk-weighted assets, which might adversely affect the Group’s capital adequacy ratios (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Capital Adequacy”). Changes relating to Basel III and other regulatory requirements might also impact the manner in which the Group calculates its capital ratios and might impose higher capital requirements (see “Turkish Regulatory Environment - Basel III”). Additionally, it is possible that the Group’s capital levels could decline due to, among other things, credit losses, increased credit reserves, currency fluctuations (see “Recent Developments - Operating Income - Net Interest Income”), dividend payments or a downgrade in Turkey’s credit ratings.

The Bank calculates its capital adequacy ratios according to the 2015 Capital Adequacy Regulation, which allows the Bank to use ratings of eligible external credit assessment institutions (namely Fitch, Standard & Poor’s, Moody’s, Japan Credit Rating Agency, Ltd., DBRS Ratings Ltd.

and, as of January 12, 2017, International Islamic Rating Agency (“IIRA”)) while calculating the risk-weighted assets for capital adequacy purposes. On January 27, 2017, Fitch (which the Bank has been using for such purposes) downgraded Turkey’s sovereign credit rating to “BB+” (with a stable outlook) from “BBB-” (with a negative outlook). As a result, the Bank decided to use the IIRA rating for calculating its capital adequacy ratios. As the Bank and Group do not have material exposure to other Turkish banks’ foreign currency-denominated debt, there will be no material impact on the Bank’s and the Group’s capital adequacy ratios from the Fitch downgrade; however, should the IIRA also downgrade its rating of the sovereign’s foreign currency indebtedness, then such capital adequacy ratios will be negatively affected.

(b)                                 The section of risk factors entitled “Risks Relating to the Structure of a Particular Issue of Notes” beginning on page 41 of the Original Base Prospectus (as defined in “Documents Incorporated by Reference” below) is hereby deleted in its entirety and replaced by the following (with references to Conditions in the following being references to the Conditions of the Notes as set forth in “Terms and Conditions of the Notes” herein):

Risks Relating to the Structure of the Notes

Terms used but not defined in this section shall have the meanings given in the Conditions.

Subordination — Claims of Noteholders under the Notes will be subordinated and unsecured

On any distribution of the assets of the Bank on its dissolution, winding-up or liquidation (as further described in the definition of “Subordination Event” in Condition 3.4), and for so long as such Subordination Event continues, the Bank’s obligations under the Notes will rank subordinate in right of payment to the payment of all Senior Obligations and no amount will be paid under the Notes until all such Senior Obligations have been paid in full. Unless the Bank has assets remaining after making all such payments, no payments will be made on the Notes. Consequently, although the Notes might pay a higher rate of interest than comparable notes that are not subordinated, there is a real risk that an investor in the Notes will lose all or some of its investment upon the occurrence of a Subordination Event.

Potential Permanent Write-Down — The Prevailing Principal Amount of the outstanding Notes might be permanently written-down by an amount determined by the BRSA upon the occurrence of a Non-Viability Event with respect to the Issuer

If a Non-Viability Event occurs at any time, then the Prevailing Principal Amount of each outstanding Note will be written-down by the relevant amount specified by the BRSA in the manner described in Condition 6.1. In conjunction with any determination of Non-Viability of the Issuer by the BRSA, the relevant losses of the Issuer may be absorbed by shareholders of the Issuer pursuant to Article 71 of the Banking Law (Law No. 5411) (the “Banking Law”) upon: (a) the transfer of shareholders’ rights (except to dividends) and the management and supervision of the Issuer to the SDIF, as it is a condition of any such transfer that losses are deducted from the capital of the existing shareholders, or (b) the revocation of the Issuer’s operating licence and its liquidation; however, the Write-Down of the Notes may take place before any such transfer or liquidation.

Condition 6.1 provides, among other things, that a Write-Down of the Notes shall only take place in conjunction with any such transfer or liquidation, which is intended to ensure that while the Write-Down of the Notes may take place before such transfer or liquidation, the intended respective rankings of the Issuer’s obligations (as described in Condition 3.1) are maintained and the relevant losses are absorbed by Junior Obligations (as defined in Condition 3.4) to the maximum extent possible or otherwise allowed by law. Where a Write-Down of the Notes does take place before any such liquidation of the Issuer, Noteholders would only be able to claim and prove in the liquidation of the Issuer in respect of the Prevailing Principal Amount of the Notes outstanding following such Write-Down.

Notwithstanding the above, should the BRSA determine that the Notes are to be Written-Down before the absorption of the relevant loss(es) by shareholders of the Issuer pursuant to Article 71 of the Banking Law or any other Statutory Loss Absorption Measure (as defined in Condition 6.2), there can be no assurance that such loss absorption will take place or that it will be taken into account by the BRSA in the determination of the relevant Write-Down Amount.

Should such loss absorption not take place or not be so taken into account by the BRSA, subject as described in “Limited Remedies” below, a Noteholder may institute proceedings against the Issuer to enforce the above provisions of the Notes; however, to the extent any judgment was obtained in the United Kingdom on the basis of English law as the governing law of the Notes (other than those provisions of the Conditions governed by Turkish law), there is uncertainty as to the enforceability of any such judgment by Turkish courts. In addition, there are certain circumstances in which the courts of Turkey might not enforce a judgment obtained in the courts of another country, which are more fully described under the section entitled “Enforcement of Judgments and Service of Process” on page 246 of the Original Base Prospectus. Therefore there can be no assurance that a Noteholder would be able to enforce in Turkey any judgment obtained in the courts of another country in these circumstances.

Any Write-Down of the Notes would be permanent and Noteholders will have no further claim against the Issuer in respect of any amount of the Notes subject to any Write-Down. Consequently, there is a real risk that an investor in the Notes will lose all or some of its investment upon the occurrence of a Non-Viability Event. Therefore, the occurrence of any such event or any suggestion of such occurrence could materially adversely affect the rights of Noteholders, the market price of investments in the Notes and/or the ability of the Issuer to satisfy its obligations under the Notes. See Condition 6 for further information on any such potential Write-Down of the Notes, including for the definitions of various terms used in this risk factor.

No Limits on Senior Obligations or Parity Obligations — There will be no limitation under the documents relating to the issuance of the Notes on the Bank’s incurrence of Senior Obligations or Parity Obligations

There will be no restriction in the documents relating to the issuance of the Notes on the amount of Senior Obligations or Parity Obligations that the Bank may incur. The incurrence of any such obligations might reduce the amount recoverable by the Noteholders on any dissolution, winding up or liquidation of the Bank and might result in an investor in the Notes losing all or some of its investment.

Limited Remedies — Investors will have limited remedies under the Notes

A holder of a Note will only be able to accelerate payment of the Prevailing Principal Amount of that Note, together with interest accrued and unpaid to the date of repayment, on the occurrence of a Subordination Event or otherwise if any order is made by any competent court or the Government of Turkey, as the case may be, or resolution is passed for the winding up, dissolution or liquidation of the Bank as described in Condition 11 and then claim or prove in the winding-up, dissolution or liquidation. Noteholders also may institute proceedings against the Bank as described in Condition 11 to enforce any obligation, condition, undertaking or provision binding on the Bank under the Notes (other than, without prejudice to the provisions above, any obligation for the payment of any principal or interest in respect of the Notes) but will not have any other right of acceleration under the Notes, whether in respect of any default in payment or otherwise, and the only remedy of a Noteholder on any default in a payment on the Notes will be to institute proceedings for the Bank to be declared bankrupt or insolvent or for there otherwise to be a Subordination Event, or for the Bank’s winding-up, dissolution or liquidation as described in Condition 11 and to claim or prove in the winding-up, dissolution or liquidation.

No other remedy against the Bank will be available to Noteholders, whether for the recovery of amounts owing in respect of the Notes or otherwise in respect of any Event of Default or in respect of any breach by the Bank of any of its obligations, covenants or undertakings under the Notes, and Noteholders will not be able to take any further or other action to enforce, claim or prove for any payment by the Bank in respect of the Notes.

Reset Interest Rate — The interest rate on the Notes will be reset on the Issuer Call Date, which could affect interest payments on an investment in the Notes and the market price of any such investment

The Notes will initially bear interest at the Initial Interest Rate until (but excluding) the Issuer Call Date, at which time the Rate of Interest will be reset to the Reset Interest Rate. The Reset Interest Rate could be less than the Initial Interest Rate and thus could negatively affect the market price of an investment in the Notes. See Condition 5 for further information of such resetting of the Rate of Interest, including for the definitions of various terms used in this paragraph.

Early Redemption — The Notes may be subject to early redemption at the option of the Issuer

The Bank will have the right to redeem the Notes at their respective then Prevailing Principal Amount together with interest accrued and unpaid to (but excluding) the Issuer Call Date, subject to having obtained the prior approval of the BRSA in accordance with Condition 8.3 of the Notes, with any such prior approval of the BRSA subject under Article 8(2)(d) of the 2013 Equity Regulation to the conditions that, among other things: (a) the Notes are replaced with an equivalent, or higher, quality of capital, and such replacement does not restrict the Bank’s ability to continue its operations and (b) the Bank continues to satisfy its applicable capital requirements following the exercise of the redemption option (see paragraph (e) of “Turkish Regulatory Environment — Capital Adequacy — New Tier 2 Rules” in the Base Prospectus). This optional redemption feature is likely to limit the market price of investments in the Notes because, in the period leading up to when the Bank may elect to so redeem the Notes, the market price of investments in the Notes generally will not rise substantially above the price at which they can be redeemed.

An investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the Notes and might only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

Redemption upon a Capital Disqualification Event - The Bank will have the right to redeem the Notes upon the occurrence of a Capital Disqualification Event

If a Capital Disqualification Event (as defined in Condition 8.4) occurs at any time after the Issue Date, the Bank will have the right to redeem the Notes at their respective then Prevailing Principal Amount together with interest accrued and unpaid to (but excluding) the date of redemption. A Capital Disqualification Event includes any changes in applicable law or regulation (including the 2013 Equity Regulation), or the application or official interpretation thereof (which change in application or official interpretation is confirmed in writing by the BRSA), that results in all or any part of the aggregate Prevailing Principal Amount of the outstanding Notes not being eligible (or will result in it ceasing to be eligible) for inclusion as Tier 2 capital of the Issuer. Upon such a redemption, the investors in the Notes might not be able to reinvest the amounts received at a rate that will provide the same rate of return as their investment in the Notes. This redemption feature is also likely to limit the market price of investments in the Notes during any period in which the Bank may elect to redeem them, as the market price during this period generally will not rise substantially above the price at which they can be redeemed. This might similarly be true prior to any redemption period.

(c)                                  The risk factor entitled “Risks Relating to Notes Generally — Effective Subordination” beginning on page 44 of the Original Base Prospectus is hereby deleted in its entirety.

(d)                                 The risk factor entitled “Risks Relating to Notes Generally — Redemption for Taxation Reasons” beginning on page 45 of the Original Base Prospectus is hereby deleted in its entirety and replaced by the following (with references to Conditions in the following being references to the Conditions of the Notes as set forth in “Terms and Conditions of the Notes” herein):

Redemption for Taxation Reasons — The Bank will have the right to redeem the Notes upon the occurrence of certain changes in tax law, including a change requiring it to pay increased withholding taxes with respect to interest or other payments on the Notes or that result in it no longer being entitled to claim a deduction in calculating its tax liability in respect of the payment of interest or the value of such deduction being reduced

The withholding tax rate on interest payments in respect of bonds issued by Turkish legal entities outside of Turkey varies depending upon the original maturity of such bonds as specified under Decree No. 2009/14592 dated January 12, 2009, which has been amended by Decree No. 2010/1182 dated December 20, 2010 and Decree No. 2011/1854 dated April 26, 2011 (together, the “Tax Decrees”). Pursuant to the Tax Decrees, with respect to bonds with a maturity of five years and more, the withholding tax rate on interest is 0%. Accordingly, the initial withholding tax rate on interest on the Notes will be 0%; however, in case of early redemption, the redemption date might be considered to be the maturity date and higher withholding tax rates might apply accordingly. The Issuer is also entitled to claim a deduction in calculating its tax liability under Turkish tax law in respect of payments of interest on the Notes.

The Bank will have the right to redeem all, but not some only, of the Notes, subject to having obtained the prior approval of the BRSA (see “- Early Redemption” above for a description of the conditions for any such approval of the BRSA), at any time at their respective then Prevailing Principal Amount together with interest accrued and unpaid to but excluding the date of redemption if, as a result of any change in, or amendment to, the laws or regulations of a Relevant Jurisdiction (as defined in Condition 9.2), or any change in the application or official interpretation of the laws or regulations of a Relevant Jurisdiction, which change or amendment becomes effective after February 10, 2017, on the next Interest Payment Date, the Bank would: (a) be required to: (i) pay additional amounts as provided or referred to in Condition 9 (Taxation) and (ii) make any withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of the Relevant Jurisdiction at a rate in excess of the applicable prevailing rates on such date, and (ii) such requirement cannot be avoided by the Bank taking reasonable measures available to it, or (b) no longer be entitled to claim a deduction in calculating its tax liability in a Relevant Jurisdiction in respect of the payment of interest to be made on such Interest Payment Date, or the value of such deduction to the Bank, as compared to what it would have been on February 10 2017, is or would be reduced. Upon such a redemption, investors in the Notes might not be able to reinvest the amounts received at a rate that will provide an equivalent rate of return as their investment in the Notes.

This redemption feature is also likely to limit the market price of investments in the Notes at any time when the Bank has the right to redeem them as provided above, as the market price at such time will generally not rise substantially above the price at which they can be redeemed. This might similarly be true in the period before such time when any relevant change in law or regulation is yet to become effective.

ADDITIONAL INFORMATION

Turkish Regulatory Environment

The information under the heading “Turkish Regulatory Environment” on pages 141 to 166 of the Original Base Prospectus (which section is incorporated herein by reference) shall, for purposes of the Notes and this Prospectus only, be deemed to have been revised as follows (with corresponding changes deemed to be made elsewhere in the Base Prospectus):

(a)                                 The third paragraph of the section entitled “Group V: Loans and Other Receivables Having the Nature of Loss” on page 146 of the Original Base Prospectus (as supplemented before the date hereof) is hereby deleted in its entirety and replaced by the following:

Pursuant to the Regulation on Provisions and Classification of Loans and Receivables, banks are required to reserve adequate provisions for loans and other receivables until the end of the month in which the payment of such loans and receivables has been delayed. This regulation also requires Turkish banks to provide a general reserve calculated at 1% of the total cash loan portfolio plus 0.2% of the total non-cash loan portfolio (i.e., letters of guarantee, avals and their sureties and other non-cash loans) (except for: (a) commercial cash loans defined in Group I above, for which the general reserve is calculated at 0.5% of the total commercial cash loan portfolio, (b) commercial non-cash loans defined in Group I above, for which the general reserve is calculated at 0.1% of the total commercial non-cash commercial loan portfolio, (c) cash and non-cash loans defined in Group I for SMEs and relating to transit trade, export, export sales and deliveries and services, activities resulting in gains of foreign currency and syndicate loans used for the financing of large-scale public tenders, for which the general loan loss reserve is calculated at 0%) for standard loans defined in Group I above and a general reserve calculated at 2.0% of the total cash loan portfolio plus 0.4 % of the total non-cash loan portfolio (i.e., letters of guarantee, avals and their sureties and other non-cash loans) for closely-monitored loans defined in Group II above (except for: (i) commercial cash loans, cash loans for SMEs and relating to transit trade, export, export sales and deliveries and services, activities resulting in gains of foreign currency and syndicate loans used for the financing of large-scale public tenders, for which the general loan loss reserve is calculated at 1.0%, and (ii) non-cash loans related to the items stated in (i) above for which the general loan loss reserve is calculated at 0.2%,). The exceptions regarding the loan loss reserve calculation stated above will be applied to the respective loans defined in Group I and Group II until December 31, 2017.

(b)                                 The third to last paragraph of the section entitled “Loan Loss Reserves” on page 148 of the Original Base Prospectus is hereby deemed to be revised by the addition of the following at the end thereof:

On December 14, 2016, the BRSA published amendments to the Regulation on Provisions and Classification of Loans and Receivables, adding new provisional articles related to the restructuring of loans and other receivables and to the delay periods within the state of emergency. The Provisional Article 12 states that (among other things) the loans and other receivables classified as non-performing loans by the banks may be restructured up to two times until December 31, 2017. Such restructured loans may be classified under Group II if: (a) in case of the first restructuring, there is no overdue debt as of the date of the re-classification and the last three payments prior to the date of the re-classification have been made timely and in full, and (b) in case of the second restructuring, there is no overdue debt as of the date of the re-classification and the last six payments prior to the date of the re-classification have been made timely and in full. Loans and other receivables classified under Group II after the restructuring are monitored under “Renewed/Restructured Loans Account.” Information regarding renewed/restructured loans and other receivables shall be disclosed in the financial reports that are made publicly available at the end of each year and in the interim periods. Furthermore, the Provisional Article 13 (entered into force retroactively as of July 21, 2016) states that (among other things) the delay periods of payments stipulated for the loans defined in Group II, III, IV and V may be counted as of January 21, 2017 for the obligations of the credit debtors that have been liquidated, assigned to the Directorate General of Foundations or the Treasury or to which the SDIF is assigned as the trustee as per the Decrees Having the Force of Law enforced within the scope of the state of emergency declared across the country by the Decree of the Council of Ministers dated July 20, 2016 and the public officials discharged within the scope of the state of emergency and the assets of such real persons and legal entities that are subject to injunctions.

(c)                                  The last paragraph of the section entitled “Loan Loss Reserves” on page 148 of the Original Base Prospectus is hereby deleted in its entirety and replaced by the following:

In addition to the general provisioning rules, the BRSA has from time to time enacted provisional rules relating to exposures to debtors in certain industries or countries. In June 2016, the BRSA published a regulation (which is amended from time to time), which will replace the Regulation on Provisions and Classification of Loans and Receivables as of January 1, 2018 in order to ensure compliance (by January 1, 2018) with the requirements of IFRS and the Financial Sector Assessment Program, which is a joint programme of the International Monetary Fund and the World Bank. This regulation requires banks to adopt IFRS 9 principles (unless an exemption is granted by the BRSA) related to the assessment of credit risk by the end of 2017 and to set aside general provisions in line with such principles.

(d)                                 The second and third paragraphs of the section entitled “Liquidity and Reserve Requirements” on page 155 of the Original Base Prospectus (as supplemented before the date hereof) are hereby deleted in their entirety and replaced by the following:

Pursuant to the Communiqué regarding Reserve Requirements, which entered into force on January 17, 2014 (the “Communiqué regarding Reserve Requirements”), the reserve requirements for foreign currency liabilities vary by category and tenor, as set forth below:

Category of Foreign Currency Liabilities	Required Reserve Ratio
1) Deposit/participation accounts (excluding deposit/participation accounts held at foreign banks)
Demand deposits, notice deposits	12%
Up to 1-month, 3-month, 6-month and 1-year maturities	12%
With maturities of 1 year and longer	8%
2) Borrowers’ deposit accounts held at development and investment banks*	12%
3) Other liabilities (including deposit/participation accounts held at foreign banks)
Up to 1-year maturity (including 1 year)	24%
Up to 2-year maturity (including 2 year)	19%
Up to 3-year maturity (including 3 year)	14%
Up to 5-year maturity (including 5 years)	6%
Longer than 5-year maturity	4%

* Due to laws applicable to development and investment banks, the amount deposited in such accounts cannot exceed the total outstanding loan amount extended by the relevant development and investment bank to such borrower.

Notwithstanding the above, the reserve requirements for foreign current liabilities other than deposits and participation accounts that existed on August 28, 2015 vary by tenor until their maturity, as set forth below:

Category of Foreign Currency Liabilities	Required Reserve Ratio
Other liabilities up to 1-year maturity (including 1-year)	19%
Other liabilities up to 2-year maturity (including 2-year)	13%
Other liabilities up to 3-year maturity (including 3-year)	7%
Other liabilities up to 5-year maturity (including 5-year)	6%
Other liabilities longer than 5-year maturity	5%

Additional Information

The section entitled “Additional Information” included in the Original Base Prospectus by the supplement dated June 13, 2016 (and thereafter further supplemented by the supplements dated July 29, 2016, August 17, 2016, October 20, 2016 and November 24, 2016) (which section is incorporated herein by reference)

shall, for purposes of the Notes and this Prospectus only, be deemed to have been revised by the addition of the following at the end thereof:

On November 25, 2016, the Central Bank increased the upper limit of its interest rate corridor (lending rate) by 25 basis points to 8.50% and increased its one-week repo rate (policy rate) from 7.50% to 8.00%, while leaving its overnight borrowing rate unchanged at 7.25%.

On December 12, 2016, Turkstat changed the method of calculation to determine economic growth in Turkey and revised the figures announced for the previous periods that were calculated in line with the former method. In line with the calculations made with the new method, the GDP contracted by 1.8% in the third quarter of 2016. The GDP growth for the first quarter and second quarter of 2016 were each revised to 4.5% from 4.7% and 3.1%, respectively, and the GDP growth in full year 2015 is revised to 6.0% from 4.0%.

The Central Bank has adopted certain monetary policies as a response to the depreciation of the Turkish Lira. For instance, in order to provide additional liquidity to the financial system, the Central Bank reduced the borrowing limit for Turkish banks in the Interbank Money Market (Bankalararası Para Piyasası) initially to TL 22 billion and subsequently to TL 11 billion on January 10, 2017 and January 13, 2017, respectively. The Central Bank also launched the Foreign Exchange Deposits against Turkish Lira Deposits Market in order to increase the Central Bank’s flexibility and diversity in managing the Turkish Lira and foreign exchange liquidity. The Central Bank is expected to implement additional monetary tightening policies in the near future for price stability, if needed.

On January 21, 2017, the Turkish Parliament approved a bill that would, if approved in a referendum expected to be held in April 2017, amend certain articles of the Turkish Constitution to expand the powers of the president. As such, political uncertainty continues.

On January 25, 2017, the Central Bank increased the upper limit of its interest rate corridor (lending rate) from 8.50% to 9.25% but left its one-week repo rate and its overnight borrowing rate unchanged at 8.00% and 7.25%, respectively.

On January 27, 2017, Fitch downgraded Turkey’s sovereign credit rating to sub-investment grade in line with the ratings of Standard & Poor’s and Moody’s and such downgrade could have a negative impact on the capital adequacy ratio of Turkish banks (including the Bank). See “Risk Factors - Risks relating to the Group and its Business - Access to Capital.” Following the revision of certain of Turkey’s ratings, on February 2, 2017, Fitch revised the ratings of 18 Turkish banks, including the Bank. The Bank’s ratings from Fitch are as follows:

Fitch (February 2, 2017)

Long term Foreign Currency IDR	BB+ (Stable)
Short Term Foreign Currency	B
National Long Term Rating	AAA (tur) (Stable)
Support Rating	3
Support Rating Floor	BB+
Long term Local Currency IDR	BBB- (Stable)
Short term Local Currency	F3
Viability Rating	bb+

On January 27, 2017, Standard & Poor’s revised the outlook of Turkey from “stable” to “negative.” Following such outlook change, on January 31, 2017, Standard & Poor’s revised the outlook of the long-term counterparty credit ratings of five Turkish financial institutions, including the Bank. Following such revision, Standard & Poor’s announced the Bank’s ratings as follows:

Standard & Poor’s (February 1, 2017)

Foreign Currency Counterparty Credit Ratings (Long Term/Outlook/Short Term)	BB/(Negative)/B
Foreign Currency Certificate of Deposit (Long Term/Outlook/Short Term)	BB/(Negative)/B
Turkey National Scale (Long Term/Short Term)	trAA-/trA-1
Bank Survivability Assessment	NR

DOCUMENTS INCORPORATED BY REFERENCE

The following documents (or parts thereof) that have previously been published with this Prospectus and have been filed with the Central Bank of Ireland shall be incorporated in, and form part of, this Prospectus:

(a)                                 the sections of the Base Prospectus of the Bank dated April 18, 2016 (the “Original Base Prospectus”), as supplemented on June 13, 2016, July 29, 2016, August 17, 2016, October 20, 2016 and November 24, 2016 (the “Base Prospectus”), relating to the Program, entitled as set out in the table below (it being understood that such supplements are also incorporated by reference herein and the sections of the Original Base Prospectus set out in the table below should be read in conjunction with such supplements):

Page references (inclusive)
Cautionary Statement regarding Forward-Looking Statements	v
U.S. Information	vi
Presentation of Financial and Other Information - Presentation of Financial Information	vi to vii
Presentation of Financial and Other Information - Non-GAAP Measures of Financial Performance	vii to viii
Presentation of Financial and Other Information - Currency Presentation and Exchange Rate Information	viii to ix
Presentation of Financial and Other Information - Certain Defined Terms, Conventions and Other Considerations in Relation to the Presentation of Information in this Base Prospectus	ix to x
Available Information	xi
Overview - The Group	13 to 16
Risk Factors	22 to 51
Summary Financial and Other Data	53 to 55
Capitalization of the Group	56
Management’s Discussion and Analysis of Financial Condition and Results of Operations	57 to 83
Recent Developments	*
Selected Statistical and Other Information	84 to 102
The Group and its Business	103 to 123
Additional Information	*
Risk Management	124 to 128
Management	129 to 135
Ownership	136 to 137
Related Party Transactions	138
The Turkish Banking Sector	139 to 140
Turkish Regulatory Environment	141 to 166
Summary Information Relating to Notes in Global and Definitive Form	167 to 170
Book-Entry Clearance Systems	218 to 222
Taxation	223 to 231
Certain Considerations for ERISA and other U.S. Employee Benefit Plans	232
Transfer and Selling Restrictions - Transfer Restrictions	234 to 240
Transfer and Selling Restrictions - Selling Restrictions - United States	241 to 242
Enforcement of Judgments and Service of Process	246
Appendix A - Summary of Significant Differences Between IFRS and the BRSA Accounting and Reporting Regulation	Appendix A

and for these purposes references in the Base Prospectus to “Notes” shall be construed as references to the Notes described in this Prospectus,

* The section entitled “Recent Developments” was added to the Base Prospectus through the supplements to the Original Base Prospectus, most recently the supplement dated November 24, 2016. The section entitled “Additional Information” was added to the Base Prospectus through the supplement to the Original Base Prospectus dated June 13, 2016 and thereafter further supplemented.

(b)                                 the independent auditors’ audit reports and audited unconsolidated BRSA Financial Statements of the Bank as of and for each of the years ended December 31, 2013, 2014 and 2015,

(c)                                  the independent auditors’ audit reports and audited consolidated BRSA Financial Statements of the Group as of and for each of the years ended December 31, 2013, 2014 and 2015,

(d)                                 the independent auditors’ audit reports and audited consolidated IFRS Financial Statements of the Group as of and for each of the years ended December 31, 2013, 2014 and 2015,

(e)                                  the independent auditors’ review report and unaudited interim consolidated BRSA Financial Statements of the Group as of and for each of the nine month periods ended September 30, 2015 and 2016, and

(f)                                   the independent auditors’ review report and unaudited interim unconsolidated BRSA Financial Statements of the Bank as of and for each of the nine month periods ended September 30, 2015 and 2016.

Each reference in the sections of the Base Prospectus incorporated by reference herein to “Regulation S Registered Global Note” shall be deemed to be a reference to “Euroclear/Clearstream Global Note” and to “Rule 144A Global Note” shall be deemed to be a reference to “DTC Global Note,” in each case so far as the context permits and subject to the supplemental agency agreement for the Notes to be dated February 13 2017.

Following the publication of this Prospectus, a supplement may be prepared by the Issuer and approved by the Central Bank of Ireland in accordance with Article 16 of the Prospectus Directive in the event of any significant new factor, material mistake or inaccuracy relating to information included in this Prospectus that is capable of affecting the assessment of the Notes.

Any statement contained in a document (or a portion thereof) that is incorporated by reference herein shall be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in any other document incorporated by reference herein, or in any supplement hereto, modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus. Where there is any inconsistency between the information contained in this Prospectus and the information contained in (or incorporated by reference into) the information incorporated by reference herein, the information set out in this Prospectus shall prevail.

Copies of documents (or parts thereof) incorporated by reference in this Prospectus are available on the Bank’s website at:

(a)                                 http://www.vakifbank.com.tr/base-prospectus-relating-to-us-7000000000-global-medium-note-programme.aspx?pageID=1293 (with respect to the Original Base Prospectus),

(b)                                 http://www.vakifbank.com.tr/first-supplement-dated-june-13-2016-to-the-base-prospectus-dated-april-18-2016.aspx?pageID=1313 (with respect to the June 13, 2016 supplement to the Original Base Prospectus),

(c)                                  http://www.vakifbank.com.tr/second-supplement-dated-july-29-2016-to-the-base-prospectus-dated-april-18-2016.aspx?pageID=1324 (with respect to the July 29, 2016 supplement to the Original Base Prospectus),

(d)                                 http://www.vakifbank.com.tr/third-supplement-dated-august-17-2016-to-the-base-prospectus-dated-april-18-2016.aspx?pageID=1329 (with respect to the August 17, 2016 supplement to the Original Base Prospectus),

(e)                                  http://www.vakifbank.com.tr/fourth-supplement-dated-october-20-2016-to-the-base-prospectus-dated-april-18-2016.aspx?pageID=1354 (with respect to the October 20, 2016 supplement to the Original Base Prospectus),

(f)                                   http://www.vakifbank.com.tr/fifth-supplement-dated-november-24-2016-to-the-base-prospectus-dated-april-18-2016.aspx?pageID=1369 (with respect to the November 24, 2016 supplement to the Original Base Prospectus),

(g)                                  http://www.vakifbank.com.tr/ifrs-reports.aspx?pageID=639 (with respect to the IFRS Financial Statements of the Group as of and for each of the years ended December 31, 2013, 2014 and 2015),

(h)                                 http://www.vakifbank.com.tr/tas-consolidated.aspx?pageID=646 (with respect to the BRSA Financial Statements of the Group as of and for each of the years ended December 31, 2013, 2014 and 2015 and as of and for each of the nine month periods ended September 30, 2015 and 2016), and

(i)                                     http://www.vakifbank.com.tr/tas-bank-only.aspx?pageID=644 (with respect to the BRSA Financial Statements of the Bank as of and for each of the years ended December 31, 2013, 2014 and 2015 and as of and for each of the nine month periods ended September 30, 2015 and 2016).

Where only parts of a document are being incorporated by reference, the non-incorporated parts of that document are either not material for an investor in the Notes or are covered elsewhere in this Prospectus. Any documents themselves incorporated (or parts of which are incorporated) by reference into the documents incorporated by reference into this Prospectus do not (and shall not be deemed to) form part of this Prospectus.

The contents of any website referenced in this Prospectus do not form part of (and are not incorporated into) this Prospectus.

OVERVIEW OF THE OFFERING

The following overview does not purport to be complete but sets out certain information relating to the Notes, including the principal provisions of the terms and conditions thereof. The following is indicative only, does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus (including in the sections of the Base Prospectus incorporated herein by reference). See, in particular, “Terms and Conditions of the Notes.”

Issue:

US$227,605,000 Fixed Rate Resettable Tier 2 Notes due 2027, which are issued in compliance with Article 8 of the 2013 Equity Regulation and the BRSA Tier 2 Approval and subject to Article 15(b) of Decree 32.

Interest and Interest Payment Dates:

The Notes will bear interest from and including the Issue Date (i.e., February 13, 2017) to (but excluding) the Issuer Call Date (i.e., November 1, 2022) at a fixed rate of 8.00% per annum. From (and including) the Issuer Call Date to (but excluding) the Maturity Date (i.e., November 1, 2027), the Notes will bear interest at a fixed rate equal to the Reset Interest Rate. Interest will be payable semi-annually in arrear on each Interest Payment Date (i.e., the first day of each May and November); provided that if any such date is not a Payment Business Day (as defined in Condition 7.4), then the Noteholders will not be entitled to payment until the next Payment Business Day in the relevant place and, in any such case, will not be entitled to further interest or other payment in respect of such delay; provided that the amount of interest payable on the first Interest Payment Date (i.e., May 1, 2017) will be in respect of the short first Interest Period from (and including) the Issue Date to (but excluding) May 1, 2017.

“Reset Interest Rate” means the rate per annum equal to the aggregate of: (a) the Reset Margin (i.e., 5,845% per annum) and (b) the 5 Year Mid-Swap Rate (as defined in Condition 5.4), as determined by the Fiscal Agent on the third Business Day immediately preceding the Issuer Call Date (i.e., the Reset Determination Date).

Maturity Date:	Unless previously redeemed and cancelled as provided in the Conditions, the Notes will be redeemed by the Bank at their outstanding principal amount on the Maturity Date (i.e., November 1, 2027).

Use of Proceeds:	As the Notes are being issued in connection with the Exchange Offer (see “Exchange Offer”), the Issuer will not receive any new proceeds from the issuance of the Notes.

Regulatory Treatment:

Application was made by the Bank to the BRSA for confirmation that the full principal amount of the Notes will qualify for initial treatment as “Tier 2” capital (as provided under Article 8 of the 2013 Equity Regulation), which approval (i.e., the BRSA Tier 2 Approval) was received on January 12, 2017. See “Turkish Regulatory Environment - Capital Adequacy — Tier 2 Rules under Turkish Law — New Tier 2 Rules” in the Base Prospectus.

Status and Subordination:	Please refer to Condition 3.1.

Non-Viability/Write-Down of the Notes:

If a Non-Viability Event occurs at any time, the Issuer will: (a) pro rata with the other Notes and any other Parity Loss-Absorbing Instruments and (b) in conjunction with, and such that no Write-Down shall take place without there also being, the maximum possible reduction in the principal amount of and/or corresponding conversion into equity being made in respect of all Junior Loss-Absorbing Instruments and other absorption to the maximum extent allowed by law (within the framework of Article 71 of the Banking Law and/or otherwise under Turkish law and regulations) of the relevant losses by all other Junior Obligations, reduce the then Prevailing Principal Amount of each outstanding Note by the relevant Write-Down Amount in the manner described in Condition 6. Please refer to Condition 6 for further information on such potential Write-Downs, including for the definitions of various terms used in this paragraph.

No Set-off or Counterclaim:	Please refer to Condition 3.2.

No Link to Derivative Transactions, Guarantees or Security:	Please refer to Condition 3.3.

Certain Covenants:	The Bank will agree to certain covenants, including covenants limiting transactions with affiliates. Please refer to Condition 4.

Issuer Call:

The Bank may, having given not less than 30 nor more than 60 days’ notice to the Noteholders (which notice will be irrevocable and will specify the date fixed for redemption), redeem all but not some only of the Notes then outstanding, subject to having obtained the prior approval of the BRSA, on the Issuer Call Date (i.e., November 1, 2022) at their respective then Prevailing Principal Amount together with interest accrued and unpaid to (but excluding) the Issuer Call Date. Please refer to Condition 8.3 for further information.

Optional Redemption for Capital Disqualification Event:	Please refer to Condition 8.4.

Optional Redemption for Taxation Reasons:	Please refer to Condition 8.2.

Taxation; Payment of Additional Amounts:	Please refer to Condition 9.

Under current Turkish law, withholding tax at the rate of 0% applies on interest on the Notes. See “Taxation - Certain Turkish Tax Considerations” in the Base Prospectus.

Events of Default:	Upon the occurrence of certain events, the holder of any Note may exercise certain limited remedies. Please refer to Condition 11 for further information.

Form, Transfer and Denominations:

Notes delivered to investors who exchange Euroclear/Clearstream Existing Notes in the Exchange Offer will be represented by beneficial interests in the Euroclear/Clearstream Global Note, which is a global note in registered form, without interest coupons attached, and will be deposited with the Common Depositary and registered in the name of the Common Depositary (or a nominee thereof). Notes delivered to investors who exchange DTC Existing Notes in the Exchange Offer will be represented by beneficial interests in the DTC Global Note, which is a global note in registered form, without interest coupons attached, and will be deposited with the Custodian and registered in the name of Cede & Co. as nominee for DTC. Except in limited circumstances, certificates for the Notes will not be issued to investors in exchange for beneficial interests in the Global Notes. Interests in the Euroclear/Clearstream Global Note for the Notes will be represented in, and transfers thereof will be effected only through, records maintained by Euroclear and Clearstream, Luxembourg (or their respective direct or indirect participants, as applicable). Interests in the DTC Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC (or its direct or indirect participants, as applicable). Interests in the Global Notes will be subject to certain restrictions on transfer. See “Transfer and Selling Restrictions - Selling Restrictions - United States” in the Base Prospectus.

Notes will be issued in denominations of US$200,000 and in integral multiples of US$1,000 in excess thereof.

Purchases by the Issuer and its Affiliates:	Please refer to Condition 8.5.

ERISA:

Subject to certain conditions, the Notes may be invested in by an “employee benefit plan” as defined in and subject to Title I of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “plan” as defined in and subject to Section 4975 of the Code, or any entity whose underlying assets include “plan assets” of any of the foregoing. See “Certain Considerations for ERISA and other U.S. Employee Benefit Plans” in the Base Prospectus.

Governing Law:

The Notes will be, and the Agency Agreement, the Deed of Covenant and the Deed Poll are, and any non-contractual obligations arising out of, or in connection with, any of them will be, governed by and construed in accordance with English law, except for the provisions of Condition 3 (including as referred to in Condition 6.1), which will be governed by, and construed in accordance with, Turkish law.

Listing:

An application has been made to the Irish Stock Exchange to admit the Notes to listing on the Official List and to trading on the Main Securities Market; however, no assurance can be given that such application will be accepted.

Risk Factors:

For a discussion of certain risk factors relating to Turkey, the Bank and the Notes that prospective investors should carefully consider prior to making an investment in the Notes, including certain risks relating to the structure of the Notes and certain market risks, see “Risk Factors.”

Exchange Offer:	Each Note will be exchanged for an equivalent amount of Existing Notes in the manner described in “Exchange Offer.”

Yield:	8.00% per annum (for the period through the Issuer Call Date).

Euroclear/Clearstream Global Note Security Codes:	ISIN: XS1551747733
Common Code: 155174773

DTC Global Note Security Codes:	ISIN: US90015WAE30
CUSIP: 90015WAE3
Common Code: 155178914

Representation of Noteholders:	There will be no trustee.

Expected Ratings:	“BB” by Fitch and “B1” by Moody’s.

Fiscal Agent and Principal Paying Agent:	The Bank of New York Mellon, London Branch

Registrar, Transfer Agent and Paying Agent:	The Bank of New York Mellon (Luxembourg) S.A.

United States Paying Agent and Transfer Agent:	The Bank of New York Mellon, New York Branch

TERMS AND CONDITIONS OF THE NOTES

The following is the text of the Terms and Conditions of the Notes that, except for the provisions in italics, will be attached to each Global Note (as defined below). With respect to each definitive Note, the Terms and Conditions will be endorsed onto such definitive Note.

This Note is one of the US$227,605,000 Fixed Rate Resettable Tier 2 Notes due 2027 (the “Notes,” which expression shall in these Terms and Conditions (the “Conditions”), unless the context otherwise requires, include any further notes issued pursuant to Condition 16 and forming a single series with the Notes) issued by Türkiye Vakıflar Bankası T.A.O. (the “Issuer”) pursuant to the Agency Agreement (as defined below).

References to “Notes” means: (a) in relation to any Notes represented by a global Note (a “Global Note”), such Global Note (or any nominal amount thereof of a Specified Denomination), and (b) in relation to any definitive Notes, such definitive Notes in registered form.

The Notes have the benefit of an amended and restated agency agreement dated 17 April 2015, as supplemented by a supplemental agency agreement dated 18 April 2016, amended by the amendment agreement dated 9 June 2016 and further supplemented by a supplemental agency agreement dated 13 February 2017 (as further amended and/or supplemented and/or restated from time to time, the “Agency Agreement”) and made among the Issuer, The Bank of New York Mellon, London Branch, as issuing and principal paying agent and agent bank (the “Fiscal Agent”, which expression shall include any successor fiscal agent) and the other paying agents named therein (together with the Fiscal Agent, the “Paying Agents”, which expression shall include any additional or successor paying agents), The Bank of New York Mellon, New York Branch as exchange agent (the “Exchange Agent”, which expression shall include any successor exchange agent), The Bank of New York Mellon (Luxembourg) S.A. as registrar (the “Registrar” which expression shall include any successor registrar) and a transfer agent and the other transfer agents named therein (together with the Registrar, the “Transfer Agents”, which expression shall include any additional or successor transfer agents).

Any reference to a “Noteholder” or “holder” in relation to a Note means the person(s) in whose name such Note is registered, and shall, in relation to any Notes represented by a Global Note, be construed as provided below.

The Noteholders are entitled to the benefit of a deed of covenant (such deed of covenant as amended and/or supplemented and/or restated from time to time, the “Deed of Covenant”) dated 17 April 2015 and amended by the amendment agreement dated 9 June 2016 and made by the Issuer. The original of the Deed of Covenant is held by the common depositary for Euroclear Bank SA/NV (“Euroclear”) and/or Clearstream Banking S.A. (“Clearstream, Luxembourg”).

Copies of the Agency Agreement, a deed poll (such deed poll as amended and/or supplemented and/or restated from time to time, the “Deed Poll”) dated 3 April 2013 and amended by the amendment agreement dated 9 June 2016 and made by the Issuer, and the Deed of Covenant are available for inspection during normal business hours at the specified office of each of the Fiscal Agent, the other Paying Agents, the Registrar, the Exchange Agent and the other Transfer Agents (such agents being together referred to as the “Agents”). The Noteholders are deemed to have notice of, and are entitled to the benefit of, all the provisions of the Agency Agreement, the Deed Poll and the Deed of Covenant. The statements in these Conditions include summaries of, and are subject to, the detailed provisions of the Agency Agreement.

Words and expressions defined in the Agency Agreement shall have the same meanings where used in these Conditions unless the context otherwise requires or unless otherwise stated and provided that, in the event of inconsistency between the Agency Agreement and these Conditions, these Conditions shall prevail.

1.                                      FORM, DENOMINATION AND TITLE

1.1                               Form and Denomination

The Notes are in registered form, will be numbered serially with an identifying number that the Issuer will procure to be recorded on the relevant Note and in the register of Noteholders and are issued in amounts of US$200,000 and in integral multiples of US$1,000 thereafter (each a “Specified Denomination”). Notes of one Specified Denomination may not be exchanged for Notes of another

Specified Denomination. The Notes are issued pursuant to the Turkish Commercial Code (Law No. 6102), the Capital Markets Law (Law No. 6362) of Turkey and the Communiqué on Debt Instruments Serial: II, No: 31.1 of the Turkish Capital Markets Board (in Turkish: Sermaye Piyasası Kurulu) (the “CMB”).

1.2                               Title

Subject as set out below, title to the Notes will pass upon registration of transfers in accordance with the provisions of the Agency Agreement. The Issuer and any Agent will (except as otherwise required by law) deem and treat the registered holder of any Note as the absolute owner thereof (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest or any writing on, or the theft or loss of, such Note) for all purposes but, in the case of any Global Note, without prejudice to the provisions set out in the next two paragraphs.

For so long as the Depository Trust Company (“DTC”) or its nominee is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Note for all purposes under the Agency Agreement and such Notes except to the extent that in accordance with DTC’s published rules and procedures any ownership rights may be exercised by its participants or beneficial owners through DTC participants.

For so long as any of the Notes is represented by a Global Note held on behalf of Euroclear and/or Clearstream, Luxembourg, each person (other than Euroclear or Clearstream, Luxembourg) who is for the time being shown in the records of Euroclear or of Clearstream, Luxembourg, as the case may be, as the holder of a particular nominal amount of such Notes (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg, as the case may be, as to the nominal amount of such Notes standing to the account of any person shall be conclusive and binding for all purposes except in the case of manifest error) shall (upon their receipt of such certificate or other document) be treated by the Issuer and the Agents as if such person were the holder of such nominal amount of such Notes (and the registered holder of such Global Note shall be deemed not to be the holder) for all purposes other than with respect to the payment of principal or interest on such nominal amount of such Notes, for which purpose the registered holder of any such Global Note shall be treated by the Issuer and each Agent as the holder of such nominal amount of such Notes in accordance with and subject to the terms of such Global Note; it being understood that, with respect to any beneficial interests held by or on behalf of Euroclear and/or Clearstream, Luxembourg in a Global Note held by DTC or a nominee thereof, the rules of the preceding paragraph shall apply, and the expressions “Noteholder” and “holder of Notes” and related expressions shall be construed accordingly.

Notes that are represented by a Global Note will be transferable only in accordance with the rules and procedures for the time being of DTC, Euroclear and Clearstream, Luxembourg, as the case may be. References to DTC, Euroclear and/or Clearstream, Luxembourg shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system as may be approved by the Issuer and the Fiscal Agent.

2.                                      TRANSFERS OF NOTES

2.1                               Transfers of interests in Global Notes

Transfers of beneficial interests in Global Notes will be effected by DTC, Euroclear or Clearstream, Luxembourg, as the case may be, and (in turn) by direct and (if appropriate) indirect participants or accountholders in such clearing systems acting on behalf of transferors and transferees of such beneficial interests. A beneficial interest in a Global Note will, subject to compliance with all applicable legal and regulatory restrictions, be transferable for a Note in definitive form or for a beneficial interest in another Global Note, in each case, only in the Specified Denominations (and provided that the aggregate nominal amount of any balance of such beneficial interest of the transferor not so transferred is an amount of at least the Specified Denomination) and only in accordance with the then applicable rules and operating procedures of DTC, Euroclear or Clearstream, Luxembourg, as the case may be, and in accordance with the terms and conditions specified in the Agency Agreement. Transfers of a Global Note registered in the name of a nominee for DTC shall be limited to transfers of such Global Note, in whole but not in part, to another nominee of DTC or to a successor of DTC or such successor’s nominee.

2.2                               Transfers of Notes in definitive form

Subject as provided in Condition 2.4, upon the terms and subject to the conditions set forth in the Agency Agreement, a Note in definitive form may be transferred in whole or in part (in the Specified Denominations) (and provided that, if transferred in part, the aggregate nominal amount of the balance of that Note not so transferred is an amount of at least the Specified Denomination). In order to effect any such transfer: (a) the holder(s) must: (i) surrender such Note for registration of the transfer thereof (or of the relevant part thereof) at the specified office of any Transfer Agent, with the form of transfer (substantially in the form set out in the Agency Agreement, completed as appropriate) thereon duly executed by such holder(s) (or by attorney(s) duly authorised in writing therefor) and (ii) complete and deliver such other certifications as may be required by the relevant Transfer Agent and (b) the relevant Transfer Agent must, after due and careful enquiry, be satisfied with the documents of title and the identity of the person(s) making the request. Any such transfer will be subject to such additional reasonable regulations as the Issuer and the Registrar may from time to time prescribe (the initial such regulations being set out in Schedule 10 to the Agency Agreement). Subject as provided above, the relevant Transfer Agent will, within three business days (being for this purpose a day on which commercial banks are open for business in the city where the specified office of the relevant Transfer Agent is located) of its receipt of such a request (or such longer period as may be required to comply with any applicable fiscal or other laws or regulations), authenticate (or procure the authentication of) and: (x) deliver, or procure the delivery of, at its specified office to the specified transferee or (y) if so requested by the specified transferee (and then at the risk of such transferee), send by uninsured mail, to such address as such transferee may request, a new Note in definitive form of a like aggregate nominal amount to the Note (or the relevant part of the Note) being transferred. In the case of the transfer of part only of a Note in definitive form, a new Note in definitive form in respect of the balance of the Note not transferred will be so authenticated and delivered or (if so requested by the transferor, and then at the risk of the transferor) sent by uninsured mail to the transferor. No transfer of a Note will be valid unless and until entered on the Register.

2.3                               Costs of registration

Noteholders will not be required to bear the costs and expenses of effecting any registration of transfer of the Notes in the Register (as defined in Condition 7.4 below) as provided in this Condition 2, except for any costs or expenses of delivery other than by regular uninsured mail and except that the Issuer and/or any Agent may require the payment of a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation to the registration and/or transfer.

2.4                               Noteholder establishment of clearing of a definitive Note

For so long as any Notes are represented by a Global Note, holders of Notes in definitive form may (to the extent that they have established settlement through DTC, Euroclear and/or Clearstream, Luxembourg) exchange their Notes for interests in the relevant Global Note at any time.

3.                                      STATUS OF THE NOTES

3.1                               Subordination

The Notes will constitute direct, unsecured and subordinated obligations of the Issuer and shall, in the case of a Subordination Event and for so long as that Subordination Event subsists, rank:

(a)                                 subordinate in right of payment to the payment of all Senior Obligations;

(b)                                 pari passu without any preference among themselves and with all Parity Obligations; and

(c)                                  in priority to all payments in respect of Junior Obligations.

In addition, no amount will, in the case of a Subordination Event and for so long as that Subordination Event subsists, be paid under the Notes until all payment obligations in respect of Senior Obligations have been satisfied.

3.2                               No Set-off or Counterclaim

All payment obligations of, and payments made by, the Issuer under and in respect of the Notes must be determined and made without reference to any right of set-off or counterclaim of any holder of the Notes, whether arising before or in respect of any Subordination Event. Following a Subordination Event and for so long as that Subordination Event subsists and prior to all payment obligations in respect of Senior Obligations having been satisfied, no holder of the Notes shall exercise any right of set-off or counterclaim in respect of any amount owed to such holder by the Issuer in respect of the Notes and any such rights shall be deemed to be waived.

3.3                               No Link to Derivative Transactions

The Issuer will not: (a) link its obligations in respect of the Notes to any derivative transaction or derivative contract in a way which would result in a violation of Article 8(2)(b) of the 2013 Equity Regulation or (b) provide in any manner for such obligations to be the subject of any guarantee or security.

3.4                               Interpretation

In these Conditions:

“2013 Equity Regulation” means the BRSA Regulation on the Equity of Banks (published in the Official Gazette dated 5 September 2013 (Law No. 28756), with an effective date of 1 January 2014), as amended, modified, supplemented or superseded from time to time,

“Banking Law” means the Banking Law (Law No. 5411) of Turkey,

“BRSA” means the Banking Regulation and Supervision Agency (Bankacılık Düzenleme ve Denetleme Kurumu) of Turkey or such other governmental authority in Turkey having primary bank supervisory authority with respect to the Issuer,

“Junior Obligations” means any class of share capital (including ordinary and preferred shares) of the Issuer together with any obligations of the Issuer in respect of any securities or other instruments, including any present and future subordinated loans or debt instruments (as provided under Article 7 of the 2013 Equity Regulation), or other payment obligations of the Issuer, which obligations in each case rank, or are expressed to rank, junior to the Issuer’s obligations under the Notes,

“Parity Obligations” means any obligations of the Issuer in respect of any securities or other instruments, including any present and future subordinated loans or debt instruments (as provided under Article 8 of the 2013 Equity Regulation), or other payment obligations of the Issuer, which in each case rank, or are expressed to rank, pari passu with the Issuer’s obligations under the Notes,

“Senior Obligations” means any of the Issuer’s present and future indebtedness and other obligations (including, without limitation: (a) obligations for any Senior Taxes, statutory preferences and other legally-required payments, (b) obligations to depositors and trade creditors, and (c) obligations under hedging and other financial instruments), other than its obligations under (i) the Notes, (ii) any Parity Obligations and (iii) any Junior Obligations,

“Senior Taxes” means any tax, levy, fund, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest) including, without limitation, the Banking and Insurance Transactions Tax (Banka ve Sigorta Muameleleri Vergisi) imposed by Article 28 of the Expenditure Taxes Law (Law No. 6802), income withholding tax pursuant to the Decrees of the Council of Ministers of Turkey (Law No. 2011/1854 and 2010/1182), Articles 15 and 30 of the Corporate Income Tax Law (Law No. 5520) and Article 94 and Provisional Article 67 of the Income Tax Law (Law No. 193), any reverse VAT imposed by the VAT Law (Law No. 3065), any stamp tax imposed by the Stamp Tax Law (Law No. 488) and any withholding tax imposed by, or anti-tax haven regulations under, Article 30.7 of the Corporate Income Tax Law (Law No. 5520),

“Subordination Event” means any distribution of the assets of the Issuer on a dissolution, winding-up or liquidation of the Issuer whether in bankruptcy, insolvency, receivership, voluntary or mandatory reorganisation of indebtedness (konkordato) or any analogous proceedings referred to in the Banking Law, the Turkish Commercial Code (Law No. 6102) or the Turkish Execution and Bankruptcy Code (Law No. 2004), and

“Turkey” means the Republic of Turkey.

4.                                      COVENANTS

4.1                               Maintenance of Authorisations

So long as any Note remains outstanding, the Issuer shall take all necessary action to maintain, obtain and promptly renew, and do or cause to be done all things reasonably necessary to ensure the continuance of, all consents, permissions, licences, approvals and authorisations, and make or cause to be made all registrations, recordings and filings, which may at any time be required to be obtained or made in Turkey (including, without limitation, with the CMB and the BRSA) for: (a) the execution, delivery or performance of the Agency Agreement, the Deed of Covenant, the Deed Poll and the Notes or for the validity or enforceability thereof or (b) the conduct by it of the Permitted Business, save for any consents, permissions, licences, approvals, authorisations, registrations, recordings and filings that are immaterial in the conduct by the Issuer of the Permitted Business.

4.2                               Transactions with Affiliates

So long as any Note remains outstanding, the Issuer shall not, and shall procure that none of its Subsidiaries will, in any 12 month period: (a) make any payment to, (b) sell, lease, transfer or otherwise dispose of any of its properties, revenues or assets to, (c) purchase any properties, revenues or assets from or (d) enter into or make or amend any transaction, contract, agreement, understanding, loan, advance, indemnity or guarantee (whether related or not) with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) which Affiliate Transaction has (or when taken together with any other Affiliate Transactions during such 12 month period, in the aggregate, have) a value in excess of US$50,000,000 (or its equivalent in any other currency) unless such Affiliate Transaction (and each such other aggregated Affiliate Transaction) is on terms that are no less favourable to the Issuer or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Subsidiary with an unrelated Person.

4.3                               Financial Reporting

So long as any Note remains outstanding, the Issuer shall deliver to the Fiscal Agent for distribution to any Noteholder upon such Noteholder’s written request to the Fiscal Agent:

(a)                                 not later than six months after the end of each financial year of the Issuer, English language copies of the Issuer’s audited consolidated financial statements for such financial year, prepared in accordance with IFRS consistently applied, together with the corresponding financial statements for the preceding financial year, and all such annual financial statements of the Issuer shall be accompanied by the report of the auditors thereon, and

(b)                                 not later than 120 days after the end of the first six months of each financial year of the Issuer, English language copies of its unaudited consolidated financial statements for such six-month period, prepared in accordance with IFRS consistently applied, together with the financial statements for the corresponding period of the previous financial year, and all such interim financial statements of the Issuer shall be accompanied by a review report of the auditors thereon.

4.4                               Merger, Amalgamation, Consolidation, Sale, Assignment or Disposal

So long as any Note remains outstanding, the Issuer shall not merge, amalgamate or consolidate with or into, or sell, assign or otherwise dispose of all or substantially all of its property and assets (whether in a single transaction or a series of related transactions) to, any other person (a “New Bank”) without the prior approval of the holders of the Notes by way of an Extraordinary Resolution unless either:

(a)                                 (i)            the New Bank is incorporated, domiciled and resident in Turkey and executes a deed poll and such other documents (if any) as may be necessary to give effect to its assumption of all of the obligations, covenants, liabilities and rights of the Issuer in respect of the Notes (together, the “Documents”) and (without limiting the generality of the foregoing) pursuant to which the New Bank shall undertake in favour of each Noteholder to be bound by the Notes, these Conditions and the provisions of the Agency Agreement, the Deed of Covenant and the Deed Poll as fully as if it had been named in the Notes, these Conditions, the Agency Agreement, the Deed of Covenant and the Deed Poll in place of the Issuer; and

(ii)                                  the Issuer (or the New Bank) delivers to the Fiscal Agent a legal opinion from a leading firm of lawyers in each of Turkey and England to the effect that, subject to no greater limitations as to enforceability than those which would apply in any event in the case of the Issuer, the Documents constitute or, when duly executed and delivered, will constitute, legal valid and binding obligations of the New Bank, with each such opinion to be dated not more than seven days prior to the date of such merger, amalgamation or consolidation or sale, assignment or other disposition, and provided that: (A) no Event of Default (as defined in Condition 11 below) has occurred and is continuing and (B) such merger, amalgamation or consolidation or sale, assignment or other disposition does not and would not: (I) result in any other default or breach of the obligations and covenants of the Issuer under the Notes or of the New Bank on its assumption of such obligations and covenants in accordance with the provisions of this Condition 4.4(a) or (II) otherwise have a Material Adverse Effect, or

(b)                                 the surviving legal entity following any such merger, amalgamation or consolidation is the Issuer.

4.5                               Interpretation

For the purposes of these Conditions:

(a)                                 “Affiliate” means, in respect of any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and, in the case of a natural Person, any immediate family member of such Person; for the purposes of this definition, “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, and the terms “controlling”, “controlled by” and “under common control with” shall have corresponding meanings,

(b)                                 “Group” means the Issuer and its Subsidiaries,

(c)                                  “IFRS” means the requirements of International Financial Reporting Standards (formerly International Accounting Standards) issued by the International Accounting Standards Board (the “IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee of the IASB (as amended, supplemented or re-issued from time to time),

(d)                                 “Material Adverse Effect” means a material adverse effect on: (i) the business, financial condition or results of operations of the Issuer or the Group, or (ii) the Issuer’s ability to perform its obligations under the Notes, which shall be determined by reference to the Issuer and the Group immediately prior to, and to the New Bank and the New Group immediately after, the relevant merger, amalgamation or consolidation or sale, assignment or other disposition,

(e)                                  “New Group” means the New Bank and its Subsidiaries,

(f)                                   “Permitted Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Issuer on the Issue Date (as defined in Condition 5.5(g)),

(g)                                  “Person” means: (i) any individual, company, unincorporated association, government, state agency, international organisation or other entity and (ii) its successors and assigns, and

(h)                                 “Subsidiary” means, in relation to any Person, any company: (i) in which such Person holds a majority of the voting rights, (ii) of which such Person is a member and has the right to appoint or remove a majority of the board of directors or (iii) of which such Person is a member and controls a majority of the voting rights, and includes any company that is a Subsidiary of a Subsidiary of such Person. In relation to the consolidated financial statements of the Issuer, a Subsidiary shall also include any other Person that is (in accordance with applicable laws and IFRS) consolidated into the Issuer.

5.                                      INTEREST

5.1                               Interest Rate and Interest Payment Dates

Each Note bears interest from (and including) the Issue Date:

(a)                                 in respect of the period from (and including) the Issue Date to (but excluding) the Issuer Call Date, at the rate of 8.00 per cent. per annum (the “Initial Interest Rate”); and

(b)                                 in respect of the period from (and including) the Issuer Call Date to (but excluding) the Maturity Date (the “Reset Period”), at the rate per annum equal to the aggregate of: (i) the Reset Margin and (ii) the 5 Year Mid-Swap Rate (the “Reset Interest Rate” and, together with the Initial Interest Rate, each, a “Rate of Interest”), as determined by the Fiscal Agent on the Reset Determination Date.

Interest will be payable semi-annually in arrear on each of 1 May and 1 November (the “Interest Payment Dates”) in each year up to (and including) the Maturity Date.

There will be a short first Interest Period from (and including) the Issue Date to (but excluding) 1 May 2017 and the amount of interest payable in respect of this short first Interest Period per US$1,000 in principal amount of a Note shall be US$17.33. If a Write-Down (as defined in Condition 6.1) occurs during such short first Interest Period, then such interest amount shall be calculated in the manner described below.

In the case of any Write-Down of the Notes, interest will be paid on the Notes:

(i)                                     if the Notes are Written-Down in full, on the date of the Write-Down (the “Write-Down Date”) and in respect of: (A) the period from (and including) the Interest Payment Date immediately preceding the Write-Down Date (or, if none, the Issue Date) to (but excluding) the Write-Down Date and (B) the Prevailing Principal Amount(s) of the outstanding Notes during that period; and

(ii)                                  if the Notes are not Written-Down in full, on the Interest Payment Date immediately following such Write-Down (the “Partial Write-Down Interest Payment Date”) and calculated as the sum of the amount of interest payable in respect of:

(A)                               the period from (and including) the Interest Payment Date immediately preceding the Write-Down Date (or, if none, the Issue Date) to (but excluding) the Write-Down Date; and

(B)                               the period from (and including) the Write-Down Date to (but excluding) the Partial Write-Down Interest Payment Date,

and, in each case, the Prevailing Principal Amount(s) of the outstanding Notes during those respective periods.

Interest shall be calculated in respect of any period by applying the Rate of Interest to:

(I)                                   in the case of Notes that are represented by a Global Note, the aggregate Prevailing Principal Amount of the outstanding Notes represented by such Global Note, or

(II)                              in the case of Notes in definitive form, US$1,000 (the “Calculation Amount”),

and, in each case, multiplying such sum by 30/360, and rounding the resultant figure to the nearest US$0.01 (with US$0.005 being rounded upwards). Where the Prevailing Principal Amount of a Note in definitive form is greater than the Calculation Amount, the amount of interest payable in respect of such Note shall be the product of the amount (determined in the manner provided above) for the Calculation Amount and the amount by which the Calculation Amount is multiplied to reach such Prevailing Principal Amount, without any further rounding. For any Prevailing Principal Amount of a Note in definitive form that is not a multiple of the Calculation Amount, the amount of interest payable in respect of such Prevailing Principal Amount shall be determined in the same manner as for a Global Note above.

In the case of a period for which interest is to be calculated where different Prevailing Principal Amounts have applied, the above calculation shall be performed separately for each sub-period within that period during which the Prevailing Principal Amount was different and the aggregate of the amounts resulting from such calculations shall be the interest payable in respect of the relevant period.

5.2                               Determination and Notification of Reset Interest Rate

The Fiscal Agent will at, or as soon as practicable after, the Relevant Time determine the Reset Interest Rate and cause it to be notified to the Issuer and any stock exchange on which the Notes are for the time being listed and notice thereof to be published in accordance with Condition 14 as soon as possible after such determination but in no event later than the fourth London Business Day thereafter. For the purposes of this paragraph, the expression “London Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for general business in London.

5.3                               Certificates to be final

All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions of this Condition 5 shall (in the absence of wilful default, bad faith or manifest error) be binding on the Issuer, the Fiscal Agent, the other Agents and all Noteholders and (in the absence of wilful default or bad faith) no liability to the Issuer or the Noteholders shall attach to the Fiscal Agent in connection with the exercise or non-exercise by it of its powers, duties and discretions pursuant to such provisions.

5.4                               Accrual of interest

Each Note will cease to bear interest from (and including) the date for its redemption unless, upon due presentation thereof, payment of principal in respect of such Note is improperly withheld or refused. In such event, interest will continue to accrue until whichever is the earlier of:

(a)                                 the date on which all amounts due in respect of such Note have been paid, and

(b)                                 five days after the date on which the full amount of the moneys payable in respect of such Note has been received by the Fiscal Agent or the Registrar, as the case may be, and notice to that effect has been given to the Noteholders in accordance with Condition 14.

5.5                               Interpretation

In these Conditions:

(a)                                 “5 Year Mid-Swap Rate” means the annual mid-swap rate for US Dollar swap transactions with a maturity of five years (quoted on a semi-annual basis), expressed as a percentage, which appears on the Screen Page at the Relevant Time. If such rate does not appear on the

Screen Page at the Relevant Time, the 5 Year Mid-Swap Rate will be the percentage per annum determined by the Fiscal Agent on the basis of the arithmetic mean of the bid and offered rates quoted by the Reference Banks at the Relevant Time for the semi-annual fixed leg (calculated on a 30/360 day count basis) of a fixed-for-floating US Dollar interest rate swap transaction with an acknowledged dealer of good credit in the swap market, which swap transaction has a term of five years commencing on the Issuer Call Date and is in a Representative Amount, where the floating leg (calculated on an Actual/360 day count basis) is equivalent to the rate for deposits in US Dollars for a three month period offered at the Relevant Time by the principal London offices of leading swap dealers in the New York City interbank market to prime banks in the London interbank market. The Fiscal Agent will request each of the Reference Banks to provide such quotations. If three or more quotations are so provided, the 5 Year Mid-Swap Rate will be the percentage reflecting the arithmetic mean of those quotations, eliminating the highest such quotation (or, in the event of equality, one of the highest) and the lowest such quotation (or, in the event of equality, one of the lowest). If only two quotations are so provided, it will be the arithmetic mean of the quotations provided. If only one quotation is so provided, it will be such quotation. If no quotations are provided, the 5 Year Mid-Swap Rate will be 2.080 per cent. per annum,

(b)                                 “30/360” means the number of days in the Interest Period or the Relevant Period, as the case may be, to (but excluding) the relevant payment date, divided by 360, calculated on the basis of a year of 360 days with twelve 30-day months,

(c)                                  “Actual/360” means the actual number of days in the Interest Period or the Relevant Period, as the case may be, to (but excluding) the relevant payment date, divided by 360,

(d)                                 “Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in Istanbul, London and New York City,

(e)                                  “Initial Principal Amount” means, in respect of a Note at any time, US$1,000 for each US$1,000 in principal amount of that Note as of the Issue Date,

(f)                                   “Interest Period” means the period from (and including) an Interest Payment Date (or, as the case may be, the Issue Date) to (but excluding) the next (or, as the case may be, first) Interest Payment Date,

(g)                                  “Issue Date” means 13 February 2017,

(h)                                 “Issuer Call Date” means 1 November 2022,

(i)                                     “Maturity Date” means 1 November 2027,

(j)                                    “Prevailing Principal Amount” means, in respect of a Note at any time, the Initial Principal Amount of that Note as reduced (on one or more occasion(s)) by any Write-Down (as defined in Condition 6.1) at or prior to such time,

(k)                                 “Reference Banks” means five leading swap dealers in the New York City interbank market as selected by the Fiscal Agent after consultation with the Issuer,

(l)                                     “Relevant Period” means the period from (and including) the most recent Interest Payment Date (or, if none, the Issue Date) to (but excluding) the relevant date of payment,

(m)                             “Relevant Time” means at or around 11:00 a.m. (New York City time) on the Reset Determination Date,

(n)                                 “Representative Amount” means an amount that is representative of a single transaction in the relevant market at the Relevant Time,

(o)                                 “Reset Determination Date” means the third Business Day immediately preceding the Issuer Call Date,

(p)                                 “Reset Margin” means 5.845 per cent. per annum, and

(q)                                 “Screen Page” means the display page on the relevant Reuters information service designated as the “ICESWAP1” page or such other page as may replace it on that information service, or on such other equivalent information service as may be nominated by the person providing or sponsoring such information, in each case for the purpose of displaying equivalent or comparable rates to the 5 Year Mid-Swap Rate.

6.                                      LOSS ABSORPTION UPON THE OCCURRENCE OF A NON-VIABILITY EVENT

6.1                               Write-Down of the Notes

Under Article 8(2)(ğ) of the 2013 Equity Regulation, to be eligible for inclusion as Tier 2 capital of the Issuer, it should, among other things, be possible pursuant to the terms of the Notes for the Notes to be written-down or converted into equity of the Issuer upon the decision of the BRSA in the event it is probable that: (a) the operating licence of the Issuer may be revoked or (b) shareholder rights, and the management and supervision of the Issuer, may be transferred to the SDIF, in each case pursuant to Article 71 of the Banking Law (as further defined below, a Non-Viability Event). For the purposes of the Notes, the Issuer has elected pursuant to Article 8(2)(ğ) of the 2013 Equity Regulation to provide for the permanent write-down of the Notes and not their conversion into equity on the occurrence of a Non-Viability Event as follows.

If a Non-Viability Event occurs at any time, the Issuer shall:

(a)                                 pro rata with the other Notes and any other Parity Loss-Absorbing Instruments, and

(b)                                 in conjunction with, and such that no Write-Down (as defined below) shall take place without there also being:

(i)                                     the maximum possible reduction in the principal amount of, and/or corresponding conversion into equity being made in respect of, all Junior Loss-Absorbing Instruments (including Additional Tier I (İlave Ana Sermaye)) in accordance with the provisions of such Junior Loss-Absorbing Instruments, and

(ii)                                  the implementation of Statutory Loss-Absorption Measures, involving the absorption by all other Junior Obligations (including Common Equity Tier I Capital (Çekirdek Sermaye)) to the maximum extent allowed by law of the relevant loss(es) giving rise to the Non-Viability of the Issuer within the framework of the procedures and other measures by which the relevant loss(es) of the Issuer giving rise to the Non-Viability Event may be absorbed by such Junior Obligations pursuant to Article 71 of the Banking Law and/or otherwise under Turkish law and regulations, reduce the then Prevailing Principal Amount of each outstanding Note by the relevant Write-Down Amount (any such reduction, a “Write-Down” and “Written-Down” and “Writing Down” shall be construed accordingly).

For these purposes, any determination of a Write-Down Amount shall take into account the absorption of the relevant loss(es) by all Junior Obligations to the maximum extent possible or otherwise allowed by law and the Writing Down of the Notes pro rata with any other Parity Loss-Absorbing Instruments, thereby maintaining the respective rankings described under Condition 3.1 above.

As of the date of this Prospectus, there are a number of corrective, rehabilitative and restrictive measures that the BRSA may require to be taken under Articles 68 to 70 of the Banking Law prior to any determination of Non-Viability of the Issuer. In conjunction with any such determination by the BRSA, losses may be absorbed by shareholders of the Issuer pursuant to Article 71 of the Banking Law upon: (a) the transfer of shareholders’ rights (except to dividends) and the management and supervision of the Issuer to the SDIF, on the condition that such loss(es) are deducted from the capital of the shareholders, or (b) the revocation of the Issuer’s operating licence and its liquidation. However, the Write-Down of the Notes under the 2013 Equity Regulation may take place before any such transfer or liquidation.

Pursuant to the first paragraph of this Condition 6.1, while the Notes may be Written-Down before any transfer or liquidation as described in the preceding paragraph, the Write-Down must take place in conjunction with such transfer of shareholders’ rights to the SDIF or revocation of the Issuer’s operating licence and liquidation pursuant to Article 71 of the Banking Law in order that the respective rankings described in Condition 3.1 are maintained and the relevant loss(es) are absorbed by Junior Obligations to the maximum extent possible. In this respect, such action will be taken as is decided by the Board of the BRSA. Where a Write-Down of the Notes does take place before the liquidation of the Issuer, Noteholders would only be able to claim and prove in such liquidation in respect of the Prevailing Principal Amount of the outstanding Notes following the Write-Down.

The Issuer shall notify the Noteholders of any Non-Viability Event in accordance with Condition 14 as soon as practicable upon receiving notice thereof from the BRSA; provided that prior to the publication of such notice the Issuer shall deliver to the Fiscal Agent the statement(s) in writing received from (or published by) the BRSA of its determination of such Non-Viability Event. The Issuer shall further notify the Noteholders in accordance with Condition 14 and deliver to the Fiscal Agent the statement(s) in writing received from (or published by) the BRSA specifying the Write-Down Amount as soon as practicable upon receiving notice thereof from the BRSA.

A Non-Viability Event may occur on more than one occasion and the Notes may be Written-Down on more than one occasion, with each such Write-Down to involve the reduction of the then Prevailing Principal Amount of each outstanding Note by the relevant Write-Down Amount.

Noteholders will have no further claim against the Issuer in respect of any Written-Down Amount of the Notes and if, at any time, the Notes are Written-Down in full, the Notes shall be cancelled following payment of interest accrued and unpaid to (but excluding) the date of such final Write-Down and Noteholders will have no further claim against the Issuer in respect of any such Notes.

6.2                               Interpretation

For the purposes of this Condition 6:

(a)                                 “Junior Loss-Absorbing Instruments” means any Loss-Absorbing Instrument that is or represents a Junior Obligation,

(b)                                 “Loss-Absorbing Instrument” means any security or other instrument or payment obligation that has provision for all or some of its principal amount to be reduced and/or converted into equity (in accordance with its terms or otherwise) on the occurrence or as a result of a Non-Viability Event (which shall not include ordinary shares or any other instrument that does not have such provision in its terms or otherwise but which is subject to any Statutory Loss Absorption Measure),

(c)                                  “Non-Viable” means, in the case of the Issuer, where the Issuer is at the point at which the BRSA may determine pursuant to Article 71 of the Banking Law that: (i) its operating licence is to be revoked and the Issuer liquidated or (ii) the rights of all of its shareholders (except to dividends), and the management and supervision of the Issuer, are to be transferred to the SDIF on the condition that losses are deducted from the capital of existing shareholders, and “Non-Viability” shall be construed accordingly,

(d)                                 “Non-Viability Event” means the determination by the BRSA that, upon the incurrence of a loss by the Issuer (on a consolidated or non-consolidated basis), the Issuer has become, or it is probable that the Issuer will become, Non-Viable,

(e)                                  “Parity Loss-Absorbing Instruments” means any Loss-Absorbing Instrument that is or represents a Parity Obligation,

(f)                                   “SDIF” means the Savings Deposit Insurance Fund (Tasarruf Mevduatı Sigorta Fonu) of Turkey,

(g)                                  “Statutory Loss Absorption Measure” means the transfer of shareholders’ rights and the management and supervision of the Issuer to the SDIF pursuant to Article 71 of the Banking Law or any analogous procedure or other measure under the laws of Turkey by which the relevant loss(es) of the Issuer giving rise to the Non-Viability Event may be absorbed by Junior Obligations, and

(h)                                 “Write-Down Amount”, in respect of an outstanding Note, means the amount by which the Prevailing Principal Amount of such Note as of the date of the relevant Write-Down is to be Written-Down, which shall be determined as described in Condition 6.1 and may be all or part only of such Prevailing Principal Amount, in each case as specified in writing (including by way of publication) by the BRSA, and “Written-Down Amount” shall be construed accordingly.

While a Write-Down of the Notes may take place before the absorption of the relevant loss(es) giving rise to the Non-Viability Event to the maximum extent possible by Junior Obligations, such loss absorption might be taken into account by the BRSA, where relevant, in the determination of the Write-Down Amount in order for the respective rankings described in Condition 3.1 to be maintained on any Write-Down as provided in Condition 6.1.

7.                                      PAYMENTS

7.1                               Method of payment

Subject as provided below, payments will be made by credit or transfer to an account in US Dollars (or any account to which US Dollars may be credited or transferred) maintained by the payee, or, at the option of the payee, by a cheque in US Dollars drawn on a bank that processes payments in US Dollars.

Payments in respect of principal and interest on the Notes are subject in all cases to: (a) any fiscal or other laws and regulations applicable thereto in the place of payment, but without prejudice to the provisions of Condition 9, and (b) any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder (including any agreement described in Section 1471(b) of the Code), any official interpretations thereof, intergovernmental agreements between the United States and other jurisdictions facilitating the implementation thereof and any law, rule or official practice implementing such an intergovernmental agreement, in each case, as amended from time to time (“FATCA”).

7.2                               Payments in respect of Notes

Notwithstanding anything else herein to the contrary, payments of principal in respect of each Note (whether or not in global form) will be made against surrender (or, in the case of part payment of any sum due, presentation and endorsement) of the Note at the specified office of the Registrar or any of the Paying Agents. Such payments will be made by transfer to the Designated Account of the holder (or the first named of joint holders) of the Note appearing in the register of holders of the Notes maintained by the Registrar to be kept at the specified office of the Registrar outside of the United Kingdom (the “Register”) at the close of business at the specified office of the Registrar on the 15th day before the relevant due date (or, if such 15th day is not a day on which banks are open for business in the city where the specified office of the Registrar is located, then the first such day prior to such 15th day) (in each case, its “Record Date”). Notwithstanding the previous sentence, if: (a) a holder does not have a Designated Account or (b) the principal amount of the Notes held by a holder is less than US$250,000, payment may instead be made by a cheque in US Dollars drawn on a Designated Bank. For these purposes, “Designated Account” means the account maintained by a holder with a Designated Bank and identified as such in the Register and “Designated Bank” means any bank that processes payments in US Dollars.

Except as set forth in the final sentence of this paragraph, payments of interest in respect of a Note (whether or not in global form) will be made by a cheque in US Dollars drawn on a Designated Bank and mailed by uninsured mail on the business day in the city where the specified office of the Registrar is located immediately preceding the relevant due date to the holder (or the first named of joint holders) of such Note appearing in the Register at the close of business on the relevant Record Date at the address of such holder shown in the Register on the relevant Record Date and at such holder’s risk. Upon application of such holder to the specified office of the Registrar not less than three business days in the city where the specified office of the Registrar is located before the due date for any payment of interest in respect of a Note, payments on such Note will be made by transfer on the due date by transfer to the Designated Account of the holder (or the first named of joint holders) of the Note appearing in the Register at the close of business on the relevant Record Date. Any such application for transfer shall be deemed to relate to all future payments of interest (other than interest due on redemption) with respect to such Note that become payable to the holder thereof who has made the initial application until such time as the Registrar is notified in writing to the contrary by such holder. Payment of the interest due in respect of each Note on redemption will be made in the same manner as payment of the principal amount of such Note.

Holders of Notes will not be entitled to any interest or other payment for any delay in receiving any amount due in respect of any Note as a result of a cheque posted in accordance with this Condition arriving after the due date for payment or being lost in the post. No commissions or expenses shall be charged to such holders by any Agent in respect of any payments of principal or interest in respect of the Notes.

None of the Issuer or the Agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

7.3                               General provisions applicable to payments

Except as provided in the Deed of Covenant, the holder of a Global Note shall be the only person entitled to receive payments in respect of the Notes represented by such Global Note and the Issuer will be discharged by payment to, or to the order of, the holder of such Global Note in respect of each amount so paid. Each of the persons shown in the records of Euroclear, Clearstream, Luxembourg or DTC, as the case may be, as the beneficial owner of a particular nominal amount of Notes represented by such Global Note must look solely to Euroclear, Clearstream, Luxembourg or DTC, as the case may be, for such person’s share of each payment so made by or on behalf of the Issuer to, or to the order of, the holder of such Global Note. Except as provided in the Deed of Covenant, no person other than the holder of the relevant Global Note shall have any claim against the Issuer in respect of any payments due on that Global Note.

7.4                               Payment Business Day

If the date for payment of any amount in respect of any Note is not a Payment Business Day, then the holder thereof shall not be entitled to payment until the next Payment Business Day in the relevant place and, in any such case, shall not be entitled to further interest or other payment in respect of such delay.

For these purposes, “Payment Business Day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in:

(a)                                 in the case of Notes in definitive form only, the relevant place of presentation, and

(b)                                 Istanbul, London and New York City.

7.5                               Interpretation of principal and interest

Any reference in these Conditions to principal or interest in respect of a Note shall be deemed to include any additional amounts that may be payable with respect to such principal or interest under Condition 9.

8.                                      REDEMPTION AND PURCHASE

8.1                               Redemption at maturity

Unless previously redeemed or purchased and cancelled as specified below, each outstanding Note will be redeemed by the Issuer at its then Prevailing Principal Amount on the Maturity Date.

8.2                               Redemption for tax reasons

If, as a result of any change in, or amendment to, the laws or regulations of a Relevant Jurisdiction (as defined in Condition 9.2), or any change in the application or official interpretation of the laws or regulations of a Relevant Jurisdiction, which change or amendment becomes effective after 10 February 2017, on the next Interest Payment Date, the Issuer would:

(a)                                 be required to: (i) pay additional amounts as provided or referred to in Condition 9 and (ii) make any withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of the Relevant Jurisdiction at a rate in excess of the applicable prevailing rates on 10 February 2017, and such requirement cannot be avoided by the Issuer taking reasonable measures available to it, or

(b)                                 no longer be entitled to claim a deduction in calculating its tax liability in a Relevant Jurisdiction in respect of the payment of interest to be made on such Interest Payment Date, or the value of such deduction to the Issuer, as compared to what it would have been on 10 February 2017, is or would be reduced, then the Issuer may at its option, having given not less than 30 and not more than 60 days’ notice to the Noteholders in accordance with Condition 14 (which notice shall be irrevocable and shall specify the date fixed for redemption), redeem all, but not some only, of the Notes, subject to having obtained the prior approval of the BRSA, at any time at their respective then Prevailing Principal Amount together with interest accrued and unpaid to but excluding the date of redemption. Prior to the publication of any notice of redemption pursuant to this Condition 8.2, the Issuer shall deliver to the Fiscal Agent:

(i)                                     in the case of sub-paragraph (a) above: (A) a certificate signed by two authorised signatories of the Issuer stating that the requirement referred to in sub-paragraph (a) above will apply on the next Interest Payment Date and cannot be avoided by the Issuer taking reasonable measures available to it and (B) a copy of the BRSA’s written approval for such redemption of the Notes (with, if necessary, an English translation thereof) and (C) an opinion of independent legal advisers of recognised standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of such change or amendment, or

(ii)                                  in the case of sub-paragraph (b) above: (A) a certificate signed by two authorised signatories of the Issuer stating that the requirement referred to in sub-paragraph (b) above will apply on the next Interest Payment Date, (B) a copy of the BRSA’s written approval for such redemption of the Notes (with, if necessary, an English translation thereof)  and (C) an opinion of independent tax advisers of recognised standing to the effect that on the next Interest Payment Date the Issuer is or will no longer be entitled to claim such deduction or the value of such deduction has or will be so reduced as a result of such change or amendment.

8.3                               Redemption at the option of the Issuer (Issuer Call)

The Issuer may, having given not less than 30 nor more than 60 days’ notice to the Noteholders in accordance with Condition 14 (which notice shall be irrevocable and shall specify the date fixed for redemption), redeem all but not some only of the Notes then outstanding, subject to having obtained the prior approval of the BRSA, on the Issuer Call Date at their respective then Prevailing Principal Amount together with interest accrued and unpaid to (but excluding) the Issuer Call Date.

8.4                               Redemption upon a Capital Disqualification Event

If a Capital Disqualification Event occurs at any time after the Issue Date, the Issuer may, having given not less than 30 nor more than 60 days’ notice to the Noteholders in accordance with Condition 14

(which notice shall be irrevocable and shall specify the date fixed for redemption, which shall not be earlier than the date on which the Notes (or the applicable part thereof) cease to be eligible for inclusion as Tier 2 capital of the Issuer), redeem all but not some only of the Notes then outstanding at any time at their respective then Prevailing Principal Amount together with interest accrued and unpaid to (but excluding) the date of redemption. Prior to the publication of any notice of redemption pursuant to this Condition 8.4, the Issuer shall deliver to the Fiscal Agent: (a) a copy of the confirmation in writing by the BRSA required for the purpose of clause (ii) of the definition of Capital Disqualification Event, if applicable, and (b) a certificate signed by two authorised signatories of the Issuer stating that such Capital Disqualification Event has occurred.

For the purposes of this Condition 8.4:

(a)                                 “Capital Disqualification Event” means if, as a result of: (i) any change in applicable law or regulation (including the 2013 Equity Regulation) or (ii) the application or official interpretation thereof, which change in application or official interpretation is confirmed in writing by the BRSA, all or any part of the aggregate Prevailing Principal Amount of the outstanding Notes is not (or will cease to be) eligible for inclusion as Tier 2 capital of the Issuer; and

(b)                                 “Tier 2 capital” means tier 2 capital as provided under Article 8 of the 2013 Equity Regulation.

8.5                               Purchases by the Issuer or Subsidiaries

Except to the extent permitted by applicable law, the Notes shall not be purchased by, or otherwise assigned and/or transferred to, or for the benefit of: (a) any entity that is controlled by the Issuer or over which the Issuer has significant influence (as contemplated in the Banking Law and the 2013 Equity Regulation) (a “Related Entity”) or (b) the Issuer.

8.6                               Cancellation

All Notes that are redeemed pursuant to this Condition 8 will immediately be cancelled. All Notes so cancelled shall be forwarded to the Fiscal Agent and cannot be reissued or resold. All Notes that are purchased, or otherwise assigned and/or transferred, pursuant to Condition 8.5 may be held, resold or, at the option of the Issuer or the applicable Related Entity, surrendered to the Fiscal Agent or the Registrar for cancellation.

8.7                               No other optional redemption

Neither the Issuer nor any Related Entity may redeem or purchase the Notes, as applicable, before the Maturity Date other than as provided in this Condition 8.

9.                                      TAXATION

9.1                               Payment without Withholding

All payments in respect of the Notes by or on behalf of the Issuer shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or on behalf of any Relevant Jurisdiction unless the withholding or deduction of the Taxes is required by law. In that event, the Issuer will pay such additional amounts as may be necessary in order that the net amounts received by the holders of the Notes after the withholding or deduction shall equal the respective amounts that would have been receivable in respect of the Notes in the absence of such withholding or deduction; except that no additional amounts shall be payable in relation to any payment in respect of any Note:

(a)                                 presented for payment by or on behalf of a holder who is liable for Taxes in respect of the Note by reason of such holder having some connection with any Relevant Jurisdiction other than the mere holding of the Note,

(b)                                 presented for payment in Turkey, or

(c)                                  presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that a holder of the relevant Note would have been entitled to additional amounts on presenting the same for payment on the last day of the period of 30 days assuming that day to have been a Payment Business Day (as defined in Condition 7.4).

Notwithstanding any other provision of these Conditions, in no event will the Issuer be required to pay any additional amounts in respect of the Notes for, or on account of, any withholding or deduction required pursuant to FATCA.

9.2                               Interpretation

In these Conditions:

(a)                                 “Relevant Date” means, with respect to any payment, the date on which such payment first becomes due but, if the full amount of the money payable has not been received by the Fiscal Agent on or before the due date, it means the date on which, the full amount of the money having been so received, notice to that effect has been duly given to the holder of the relevant Note by the Issuer in accordance with Condition 14, and

(b)                                 “Relevant Jurisdiction” means Turkey or any political subdivision or any authority thereof or therein having power to tax or any other jurisdiction or any political subdivision or any authority thereof or therein having power to tax to which the Issuer becomes subject in respect of payments made by it of principal and interest on the Notes.

10.                               PRESCRIPTION

The Notes will become void unless claims in respect of principal and/or interest with respect thereto are made within a period of 10 years (in the case of principal) and five years (in the case of interest) after the Relevant Date therefor.

11.                               EVENTS OF DEFAULT

If any of the following (each an “Event of Default”) occurs:

(a)                                 default is made by the Issuer in the payment of any principal or interest due in respect of the Notes or any of them and the default continues for a period of seven days in the case of principal or 14 days in the case of interest; or

(b)                                 a Subordination Event occurs; or

(c)                                  any order is made by any competent court or the Government of Turkey, as the case may be, or resolution is passed for the winding up, dissolution or liquidation of the Issuer, the holder of any Note may:

(i)                                     in the case of (a) above, institute proceedings for the Issuer to be declared bankrupt or insolvent or for there otherwise to be a Subordination Event, or for the Issuer’s winding up, dissolution or liquidation, and prove in the winding-up, dissolution or liquidation of the Issuer; and/or

(ii)                                  in the case of (b) or (c) above, claim or prove in the winding-up, dissolution or liquidation of the Issuer,

but (in either case) may take no further or other action to enforce, claim or prove for any payment by the Issuer in respect of the Notes and may only claim such payment in the winding-up, dissolution or liquidation of the Issuer.

In any of the events or circumstances described in (b) or (c) above, the holder of any Note may give notice to the Issuer that the Note is, and it shall accordingly forthwith become, immediately due and repayable at its then Prevailing Principal Amount, together with interest accrued and unpaid to (but excluding) the date of repayment, subject to the subordination provisions described under Condition 3.1 above.

The holder of any Note may at its discretion institute such proceedings against the Issuer as it may think fit to enforce any obligation, condition, undertaking or provision binding on the Issuer under the Notes (other than, without prejudice to the provisions above, any obligation for the payment of any principal or interest in respect of the Notes), provided that the Issuer shall not by virtue of the institution of any such proceedings be obliged to pay any amount or amounts sooner than the same would otherwise have been payable by it, except with the prior approval of the BRSA.

No remedy against the Issuer other than as provided above shall be available to the holders of Notes, whether for the recovery of amounts owing in respect of the Notes or otherwise in respect of any Event of Default or in respect of any breach by the Issuer of any of its obligations, covenants or undertakings under the Notes.

12.                               REPLACEMENT OF NOTES

Should any Note be lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Registrar upon payment by the claimant of such costs and expenses as may be incurred in connection therewith and on such terms as to: (a) evidence of such loss, theft, mutilation, defacement or destruction and (b) indemnity as the Issuer may reasonably require. Mutilated or defaced Notes must be surrendered before replacements will be issued.

13.                               AGENTS

The names of the initial Agents and their initial specified offices are set out in the Agency Agreement.

The Issuer reserves the right at any time to vary or terminate the appointment of any Agent and to appoint additional or other Agents; provided that:

(a)                                 there will at all times be a Fiscal Agent and a Registrar,

(b)                                 there will at all times be a Transfer Agent (which may be the Registrar),

(c)                                  there will at all times be a Paying Agent in a jurisdiction other than the jurisdiction in which the Issuer is incorporated, and

(d)                                 so long as the Notes are listed on a stock exchange, there will at all times be an Agent (which may be the Fiscal Agent) having a specified office in such place as may be required by the rules and regulations of such exchange or any other relevant authority.

Notice of any termination or appointment and of any changes to the specified office of an Agent will be given to the Noteholders promptly by the Issuer in accordance with Condition 14.

Any such variation, termination, appointment or change shall only take effect (other than in the case of insolvency or a Paying Agent ceasing to be a FATCA Compliant Entity or as otherwise prescribed by the Agency Agreement, when it shall be of immediate effect) after not less than 30 nor more than 45 days’ prior notice thereof shall have been given to the Noteholders in accordance with Condition 14.

In acting under the Agency Agreement, the Agents act solely as agents of the Issuer and do not assume any obligation to, or relationship of agency or trust with, any Noteholder. The Agency Agreement contains provisions permitting any entity into which any Agent is merged or converted, with which it is consolidated or to which it transfers all or substantially all of its assets to become the successor agent.

For the purposes of this Condition, “FATCA Compliant Entity” means a person payments to whom are not subject to any applicable withholding or deduction imposed pursuant to FATCA.

14.                               NOTICES

All notices regarding the Notes will be deemed to be validly given if sent by first class mail or (if posted to an address overseas) by airmail to the holders (or the first named of joint holders) of such Notes at their respective addresses recorded in the Register and will be deemed to have been given on the fourth day after mailing and, in addition, for so long as any Notes are listed on a stock exchange or are admitted to trading by another relevant authority and the rules of that stock exchange or relevant authority so require, such notice will be published in a daily newspaper of general circulation in the place or places required by those rules.

So long as any Global Notes representing the Notes are held in their entirety on behalf of Euroclear, Clearstream, Luxembourg and/or DTC, there may be substituted for such publication in such newspaper(s) or such mailing the delivery of the relevant notice to Euroclear, Clearstream, Luxembourg and/or DTC, as applicable, for communication by them to the holders of interests in the Notes and, in addition, for so long as any Notes are listed on a stock exchange or are admitted to trading by another relevant authority and the rules of that stock exchange or relevant authority so require, such notice will be published in a daily newspaper of general circulation in the place or places required by those rules. Any such notice shall be deemed to have been given to the holders of interests in the Notes on the day after the day on which such notice was given to Euroclear, Clearstream, Luxembourg and/or DTC, as applicable.

15.                               MEETING OF NOTEHOLDERS AND MODIFICATIONS

15.1                        Meeting of Noteholders

The Agency Agreement contains provisions for convening meetings of the Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of any modification of the Notes (including any of these Conditions) or any of the provisions of the Agency Agreement. Such a meeting may be convened by the Issuer and shall be convened by the Issuer if required in writing by Noteholders holding not less than five per cent. in nominal amount of the Notes for the time being outstanding. A meeting that has been validly convened in accordance with the provisions of the Agency Agreement may be cancelled by the Person who convened (or, if applicable, caused the Issuer to convene) such meeting giving at least five days’ notice which, in the case of a meeting convened by the Issuer, will be given to applicable Noteholders in accordance with Condition 14. The quorum at any such meeting for passing an Extraordinary Resolution is one or more Person(s) holding or representing not less than 50 per cent. in nominal amount of the Notes for the time being outstanding, or at any adjourned meeting one or more Person(s) being or representing Noteholders whatever the nominal amount of the Notes so held or represented, except that at any meeting the business of which includes the modification of certain provisions of these Conditions (including modifying the Maturity Date of the Notes or any date for payment of interest thereon, reducing or cancelling the amount of principal or the rate of interest payable in respect of the Notes, altering the currency of payment of the Notes or amending the Deed of Covenant in certain respects), the quorum shall be one or more Person(s) holding or representing not less than two-thirds in nominal amount of the Notes for the time being outstanding, or at any adjourned such meeting one or more Person(s) holding or representing not less than one-third in nominal amount of the Notes for the time being outstanding. An Extraordinary Resolution passed by the Noteholders will be binding upon all the Noteholders, whether or not they are present at any meeting and whether or not they vote on the resolution.

The Agency Agreement provides that: (a) a resolution in writing signed on behalf of the Noteholders of not less than 75 per cent. in principal amount of the Notes for the time being outstanding (whether such resolution in writing is contained in one document or several documents in the same form, each signed on behalf of one or more Noteholders) or (b) consent given by way of electronic consents through the relevant clearing systems by or on behalf of Noteholders of not less than 75 per cent. in principal amount of the Notes for the time being outstanding will, in each case, take effect as if it were an Extraordinary Resolution and shall be binding upon all Noteholders.

15.2                        Modification

The Fiscal Agent and the Issuer may agree, without the consent of the Noteholders, to any modification (except such modifications in respect of which an increased quorum is required as mentioned in Condition 15.1) of any of these Conditions, the Deed of Covenant or the Agency Agreement that is either: (a) in the opinion of the Issuer, for the purpose of curing any ambiguity or of curing, correcting or supplementing any manifest or proven error or any other defective provision contained herein or therein, or (b) in the opinion of the Issuer (following the advice of an independent financial institution of international standing), not materially prejudicial to the interests of the Noteholders. Any such modification shall be binding on the Noteholders and any modification shall be notified by the Issuer to the Noteholders as soon as practicable thereafter in accordance with Condition 14.

16.                               FURTHER ISSUES

The Issuer may from time to time without the consent of the Noteholders create and issue further notes having terms and conditions the same as those of the Notes, or the same except for the amount and date of the first payment of interest and the date from which interest starts to accrue, which may be consolidated and form a single series with the outstanding Notes; provided that the Issuer shall ensure that such further notes will be fungible for US federal income tax purposes as a result of their issuance being a “qualified reopening” under Treasury Regulation §1.1275-2(k).

17.                               CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person shall have any right to enforce any term or condition of this Note under the Contracts (Rights of Third Parties) Act 1999, but this does not affect any right or remedy of any person that exists or is available apart from that Act.

18.                               GOVERNING LAW AND SUBMISSION TO JURISDICTION

18.1                        Governing law

The Agency Agreement, the Deed of Covenant, the Deed Poll and the Notes are, and any non-contractual obligations arising out of, or in connection with, any of them will be, governed by and construed in accordance with English law, except for the provisions of Condition 3 (including as referred to in Condition 6.1), which will be governed by, and construed in accordance with, Turkish law.

18.2                        Jurisdiction of courts of England

The Issuer irrevocably agrees, for the benefit of the Noteholders, that the High Court of Justice of England and Wales in London (and any competent United Kingdom appellate court in respect of any appeal relating to any judgment or order originally of the High Court of Justice of England and Wales) are to have exclusive jurisdiction to settle any disputes that may arise out of or in connection with the Notes (including a dispute relating to any non-contractual obligations arising out of or in connection with the Notes) and accordingly submits to the exclusive jurisdiction of the courts of England. The Issuer waives any objection to the High Court of Justice of England and Wales in London (and any competent United Kingdom appellate court in respect of any appeal relating to any judgment or order originally of the High Court of Justice of England and Wales) on the grounds that they are an inconvenient or inappropriate forum.

To the extent allowed by law, the Noteholders may take any suit, action or proceedings (together referred to as “Proceedings”) arising out of or in connection with the Notes (including any Proceeding relating to any non-contractual obligations arising out of or in connection with the Notes) against the Issuer in any other court of competent jurisdiction and concurrent Proceedings in any number of jurisdictions.

18.3                        Consent to Enforcement

The Issuer agrees, without prejudice to the enforcement of a judgment obtained in the High Court of Justice of England and Wales in London (and any competent United Kingdom appellate court in respect of any appeal relating to any judgment or order originally of the High Court of Justice of England and Wales) according to the provisions of Article 54 of the International Private and Procedural Law of Turkey (Law No. 5718), that in the event that any action is brought in relation to the Issuer in a court in Turkey in connection with the Notes, in addition to other permissible legal evidence pursuant to the Civil Procedure Code of Turkey (Law No. 6100), any judgment obtained in the High Court of Justice of England and Wales in London (and any competent United Kingdom appellate court in respect of any appeal relating to any judgment or order originally of the High Court of Justice of England and Wales) in connection with such action shall constitute (in addition to other legal evidence) conclusive evidence of the existence and amount of the claim against the Issuer, pursuant to the provisions of the first paragraph of Article 193 of the Civil Procedure Code of Turkey (Law No. 6100) and Articles 58 and 59 of the International Private and Procedural Law of Turkey (Law No. 5718).

18.4                        Waiver of Immunity

To the extent that the Issuer may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Issuer or its assets or revenues, the Issuer agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

18.5                        Appointment of Process Agent

In connection with the issuance of the Notes, service of process may be made upon the Issuer at Law Debenture Corporate Services Limited (with an address on the Issue Date of Fifth Floor, 100 Wood Street, London EC2V 7EX, England) in respect of any Proceedings in England and the Issuer undertakes that in the event of such process agent ceasing so to act it will appoint another person as its agent for that purpose.

18.6                        Other documents

The Issuer has in the Agency Agreement, the Deed of Covenant and the Deed Poll submitted to the jurisdiction of the High Court of Justice of England and Wales in London (and any competent United Kingdom appellate court in respect of any appeal relating to any judgment or order originally of the High Court of Justice of England and Wales) and appointed an agent in England for service of process in terms substantially similar to those set out above.

EXCHANGE OFFER

The Notes are being offered solely in connection with, and for use for the settlement of, an exchange offer (the “Exchange Offer”) for a portion of the Issuer’s US$900,000,000 6.000 per cent. Subordinated Notes due 2022 (i.e., the Existing Notes) and references in this Prospectus to “offering,” “sale,” “purchase” and/or “delivery” shall, in connection with the Notes, be construed accordingly. Investors should review the Exchange Offer and Consent Solicitation Memorandum, dated January 13, 2017, with respect to the terms and other conditions of the Exchange Offer. No Notes will be issued on the Issue Date other than in connection with the Exchange Offer; however, further notes may be issued thereafter pursuant to Condition 16. As a result, the Issuer will not receive any new proceeds for the issuance of the Notes but will cancel the Existing Notes that are exchanged for Notes in the Exchange Offer.

References in the Base Prospectus that refer to a distribution, offer, sale or similar actions with respect to notes issued under the Program shall, as applicable, be interpreted in the context of the Exchange Offer.

TAXATION

Except for the description of certain tax consequences applicable to investors in the Notes as set out under the heading “Taxation” in the Base Prospectus (as incorporated by reference herein) and the description of certain United States tax consequences applicable to holders of the Notes as set out below, this Prospectus (in view of the number of different jurisdictions where tax laws may apply to a Noteholder in the Existing Notes and the Notes) does not discuss the tax consequences for Noteholders arising from the exchange of Existing Notes pursuant to the Exchange Offer for Notes and an Accrued Interest Payment, in relation to the Notes or in relation to the payment of any Consent Fee pursuant to the Proposal. Noteholders are urged to consult their own professional advisers regarding the possible tax consequences under the laws of the jurisdictions that apply to them or to the exchange or redemption of their Existing Notes, as the case may be, and the receipt pursuant to the Exchange Offer of Notes and the Accrued Interest Payment or the receipt pursuant to the Proposal of the Consent Fee, if applicable. Noteholders are liable for their own taxes and have no recourse to the Issuer, the Dealer Managers or the Exchange and Tabulation Agent with respect to taxes arising in connection with the Exchange Offer or the Proposal.

U.S. Taxation

Except as specifically indicated below, the following summary describes certain U.S. federal income tax considerations relating to the Exchange Offer and the ownership and disposition of a Note by a U.S. Holder (as defined below) whose functional currency is the U.S. dollar and who holds such Note as a capital asset pursuant to Section 1221 of the Code for U.S. federal income tax purposes. This summary does not address all aspects of U.S. federal income taxation that may be applicable to particular U.S. Holders subject to special U.S. federal income tax rules, including, among others, tax-exempt organizations, financial institutions, dealers and traders in securities or currencies, U.S. Holders that will hold a Note as part of a “straddle,” hedging transaction, “conversion transaction” or other integrated transaction for U.S. federal income tax purposes, U.S. Holders that enter into “constructive sale” transactions with respect to the Notes, U.S. Holders liable for alternative minimum tax or Medicare tax on unearned income and certain U.S. expatriates. In addition, this summary does not address consequences to U.S. Holders of the acquisition, ownership and disposition of a Note under any other U.S. federal tax laws (e.g., estate or gift tax laws) or under the tax laws of any state, locality or other political subdivision of the United States or other countries or jurisdictions.

As used herein, the term “U.S. Holder” means a beneficial owner of an Existing Note or a Note that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the U.S., (b) a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust that is subject to U.S. tax on its worldwide income regardless of its source. References herein to a U.S. Holder holding an Existing Note or a Note shall also refer to the holding of a beneficial interest in a Global Note.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds an Existing Note and will hold a Note, then the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Therefore, a partnership holding an Existing Note and its partners should consult their own tax advisers regarding the U.S. federal income tax consequences of participating in the Exchange Offer and of the ownership and disposition of a Note.

The discussion below is based upon the Code, U.S. Treasury regulations thereunder and judicial and administrative interpretations thereof, all as in effect as of the date of this Prospectus and any of which may at any time be repealed, revoked or modified or subject to differing interpretations, potentially retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

The summary of the U.S. federal income tax consequences set out below is for general information only. Investors in the Existing Notes should consult their tax advisers as to the particular tax consequences to them of participating in the Exchange Offer and owning the Notes, including the applicability and effect of state, local, foreign and other tax laws and possible changes in tax law.

The summary of the U.S. federal income tax consequences set out below shall, for purposes of this Prospectus, the Exchange Offer and the Notes, be deemed to update the summary of U.S. federal income tax consequences of investments in notes issued under the Program in the “Taxation” section of the Base Prospectus. Where the below summary and the summary in the Base Prospectus are inconsistent, the below summary shall control.

Tax Treatment of an Exchange by U.S. Holders

The tax treatment of an exchange by a U.S. Holder of Existing Notes for Notes pursuant to the Exchange Offer (an “Exchange”) is not entirely clear. An Exchange will be a taxable transaction unless it qualifies as a recapitalization under the Code. In order to qualify as a recapitalization, both the Existing Notes and the Notes must qualify as “securities” for U.S. federal income tax purposes. Neither the Code nor the Treasury regulations define the term “security” for this purpose, and the term has not been clearly defined by judicial decisions. The determination of whether a debt instrument is a security is made based upon all of the facts and circumstances and requires an overall evaluation of the debt instrument, including the degree of participation and continuing interest in the affairs of the business and the extent of the proprietary interest of the debt instrument in the corporate assets, but most authorities have concluded that the term to maturity of the debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities and the qualification of debt instruments with a term of between five and ten years is unclear. The original term to maturity of each of the Existing Notes was approximately ten years and the Notes will have an original term to maturity of approximately ten years as well. Thus, although not free from doubt, the Issuer intends to take the position and, unless otherwise specified, the remainder of this discussion assumes that an exchange of Existing Notes for Notes pursuant to the Exchange Offer qualifies as a recapitalization under the Code.

Assuming an Exchange qualifies as a recapitalization under the Code, a U.S. Holder will not recognize gain or loss on the Exchange, its tax basis in the Notes received in the Exchange will be equal to the tax basis in the Existing Notes exchanged therefor and the holding period for such Notes will include the period during which the Existing Notes surrendered in the Exchange were held.

If, contrary to the Issuer’s position, an Exchange does not qualify as a recapitalization under the Code, then a U.S. Holder exchanging Existing Notes for Notes pursuant to the Exchange Offer generally will recognize gain or loss, if any, in an amount equal to the difference between: (a) the issue price (as determined below under “—Issue Price of the Notes”) of the Notes received in the Exchange and (b) the U.S. Holder’s adjusted tax basis in the Existing Notes. A U.S. Holder’s adjusted tax basis in an Existing Note generally will equal the U.S. Holder’s initial cost of the Existing Note, increased by any market discount previously included in income by the U.S. Holder and decreased by the amount of any bond premium previously amortized by the U.S. Holder. Except to the extent that any gain is recharacterized as ordinary income pursuant to the market discount rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such Existing Notes for more than one year. Long-term capital gains of non-corporate U.S. Holders are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to limitations. If an Exchange does not qualify as a recapitalization under the Code, then a U.S. Holder’s initial tax basis in any Notes received pursuant to the Exchange will equal the issue price of the Notes (determined as discussed below under “—Issue Price of the Notes”) and the holding period for such Notes will begin on the day after the Exchange.

Regardless of whether an Exchange qualifies as a recapitalization under the Code or is treated as a taxable exchange, the issue price of the Notes will be determined as described below (See “—Issue Price of the Notes”) and the Notes will be subject to the tax considerations described below under “Ownership and Disposition of the Notes.”

Tax Treatment of Accrued Interest. Regardless of whether an Exchange qualifies as a recapitalization under the Code or is treated as a taxable transaction, any amount received by a U.S. Holder pursuant to the Exchange Offer attributable to accrued and unpaid interest on an Existing Note will be includible in gross income as ordinary interest income if such accrued interest has not been included previously in gross income by the U.S. Holder for U.S. federal income tax purposes.

Market Discount. An Existing Note generally will be considered to have been acquired with market discount if its principal amount exceeded its tax basis in the hands of a U.S. Holder immediately after its acquisition by the U.S. Holder by an amount equal to or greater than a statutory de minimis amount. Any gain recognized by a U.S. Holder in an Exchange with respect to an Existing Note acquired with market discount will generally be subject to U.S. federal income tax as ordinary income to the extent of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) during the period the Existing Note was held by such U.S. Holder, unless such U.S. Holder previously elected to include market discount in income as it accrues.

Amortizable Bond Premium. If an Existing Note is purchased for an amount that is greater than the sum of all amounts payable on such Existing Note after the purchase date (other than payments of stated interest), then it will be considered to have been purchased with amortizable bond premium equal to such excess. U.S. Holders that elected to amortize such premium over the remaining term of an Existing Note using a constant-yield method generally must reduce their tax basis in such Existing Note by the amount of the premium amortized in prior years. An election to amortize bond premium applies to all taxable debt instruments then owned or thereafter acquired, and may be revoked only with the consent of the IRS. If a U.S. Holder has made a constant-yield election (as described under “- Original Issue Discount” below) for an Existing Note with amortizable bond premium, then that election resulted in a deemed election to amortize bond premium for all debt instruments with amortizable bond premium.

Issue Price of the Notes. The “issue price” of the Notes will be determined based upon whether the Notes or the Existing Notes are considered “publicly traded” for U.S. federal income tax purposes. If the Notes are considered to be publicly traded, the issue price of the Notes will equal their fair market value as of the date the Notes are issued. If the Notes are not considered to be publicly traded but the Existing Notes are considered to be publicly traded, then the issue price of the Notes generally would be determined by reference to the fair market value of the Existing Notes. The Issuer expects that the Notes will be considered to be “publicly traded” and that, accordingly, the issue price of the Notes will be determined based upon the fair market value of the Notes as of the date the Notes are issued.

As described above, the Issuer intends to take the position that an Exchange of Existing Notes for Notes pursuant to the Exchange Offer constitutes a recapitalization for U.S. federal income tax purposes, and the remainder of this discussion assumes that an Exchange will be so treated. U.S. Holders are encouraged to consult their tax advisors regarding the tax treatment to them if an Exchange of Existing Notes for Notes qualifies as such a recapitalization or, alternatively, is treated as a taxable exchange, and the U.S. federal income tax consequences to them depending upon the manner in which the issue price of the Notes is determined.

Tax Consequences for U.S. Holders Not Exchanging Existing Notes

If the Proposal becomes effective, then the tax treatment of a U.S. Holder that does not exchange its Existing Notes will depend upon whether the modification to the Existing Notes under the Proposal results in a “deemed” exchange of such Existing Notes for U.S. federal income tax purposes. Generally, the modification of a debt instrument will be treated, for U.S. federal income tax purposes, as resulting in a “deemed” exchange of the debt instrument for a new debt instrument if such modification is “significant” as specially defined for U.S. federal income tax purposes. A modification generally is “significant” if, based upon all the facts and circumstances, and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are economically significant. Although the issue is not free from doubt, the Proposal should not constitute a “significant modification” of the terms of the Existing Notes for U.S. federal income tax purposes. If this position is correct, then a U.S. Holder who does not tender its Existing Notes pursuant to the Exchange Offer would not recognize any gain or loss for U.S. federal income tax purposes as a result of the adoption of the Proposal, and such U.S. Holder should continue to have the same tax basis, holding period, accrued market discount and amortized bond premium (if any) with respect to the Existing Notes as it had before the adoption of the Proposal.

If, contrary to the Issuer’s position, the Proposal does constitute a significant modification to the terms of the Existing Notes, then a non-tendering U.S. Holder would be treated as having exchanged its “old” Existing Notes for “new” Existing Notes for U.S. federal income tax purposes, which would be a taxable event unless the deemed exchange constituted a recapitalization for U.S. federal income tax purposes, as described above.

If the Proposal does not result in a deemed exchange, then the Consent Fee would likely be treated as a separate fee on the Existing Notes, which would be treated first as a payment of accrued and unpaid interest and thereafter as a payment of principal on the Existing Notes. If the Proposal instead is a deemed exchange that qualifies as a recapitalization under the Code, then any Consent Fee received would be treated as gain recognized in the Exchange as described above under “- Tax Treatment of an Exchange - Consent Fee.” If the Proposal qualifies as a deemed exchange that is not such a recapitalization, then any Consent Fee received will be likely be treated as additional consideration received in the deemed exchange or as a separate fee, again as described above. In the event that the Proposal gives rise to a deemed exchange that does not qualify as such a recapitalization, then the Issuer intends to threat the Consent Fee as part of the consideration received in exchange for the exchanged Existing Notes.

Ownership and Disposition of the Notes by a U.S. Holder

Payment of Interest. Payments of interest on the Notes, including additional amounts, if any, other than interest on a Discount Note that is not “qualified stated interest” (each as defined under “- Original Issue Discount - General”), generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s usual method of accounting for U.S. federal income tax purposes. Interest paid on a Note and original issue discount (“OID”), if any, accrued with respect to the Notes (as described under “- Original Issue Discount”) generally will constitute foreign source income for U.S. federal income tax purposes and generally will be considered “passive” income, which is treated separately from other types of income in computing the foreign tax credit that may be allowable to U.S. Holders under U.S. federal income tax laws. Subject to applicable restrictions and limitations, a U.S. Holder may be entitled to claim a U.S. foreign tax credit in respect of any Turkish withholding taxes imposed on interest received on the Notes. A U.S. Holder who does not elect to claim a credit for foreign tax may instead claim a deduction in respect of the tax provided the U.S. Holder elects to deduct rather than claim a credit for all foreign taxes for such taxable year. U.S. Holders that are eligible for benefits under the double tax treaty between the United States and Turkey (the “Double Tax Treaty”) or are otherwise entitled to a refund for the taxes withheld under Turkish tax law generally will not be entitled to a foreign tax credit or deduction for the amount of any Turkish taxes withheld in excess of the maximum rate under the Double Tax Treaty or for those taxes that have been otherwise refunded to them under Turkish tax law. The rules relating to foreign tax credits or deducting foreign taxes are extremely complex, and U.S. Holders are urged to consult their own tax advisers regarding the availability and advisability of claiming a foreign tax credit or a deduction with respect to any Turkish taxes withheld from payment.

Original Issue Discount

General. The Notes will likely be treated as a “variable rate debt instrument” (or “VRDI”) for U.S. federal income tax purposes as described in the Base Prospectus. For this purpose, a debt instrument is a VRDI if it is an instrument that: (a) has an issue price that does not exceed the total non-contingent principal payments by more than an amount equal to the lesser of: (i) 0.015 multiplied by the product of such total non-contingent principal payments and the number of complete years to maturity of the note (or in the case of notes providing for payment of principal in installments, the weighted average maturity) and (ii) 15% of the total non-contingent principal payments, (b) provides for stated interest (compounded or paid at least annually) at the current value of: (i) one or more qualified floating rates (as defined below), (ii) a single fixed rate followed by one or more qualified floating rates, (iii) a single objective rate (as defined below) or (iv) a single fixed rate and a single objective rate (as defined below) that is a qualified inverse floating rate (as defined below) and (c) does not provide for any principal payments that are contingent.

A “qualified floating rate” is a floating rate under which variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated. A multiple of a qualified floating rate is not a qualified floating rate unless the relevant spread multiplier is: (a) fixed at a number that is greater than 0.65 but not more than 1.35 or (b) fixed at a number that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. An “objective rate” is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based upon objective financial or economic information; provided that an objective rate does not include a rate based upon information that is within the control of the issuer (or a related party within the meaning of the applicable statutory provisions) or that is unique to the circumstances of the issuer (or a related party within the meaning of the applicable statutory provisions), other than the issuer’s credit quality, such as dividends, profits or the value of the issuer’s stock. A variable rate is not an objective rate; however, if it is reasonably expected that the average value of the rate during the first half of the debt instrument’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the debt instrument’s term. A “qualified inverse floating rate” is an objective rate: (i) that is equal to a fixed rate minus a qualified floating rate and (ii) the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. If a debt instrument provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the debt instrument’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points (i.e., 0.25%)), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

Since the interest rate payable on the Notes will be reset on the Issuer Call Date to a new rate based upon the 5 Year Mid-Swap Rate, they provide for stated interest at a single fixed rate followed by a qualified floating rate or an objective rate. For notes like the Notes that provide for stated interest at a fixed rate in addition to either one or more qualified floating rates, OID is calculated by first converting the fixed rate into a hypothetical qualified floating rate such that the hypothetical qualified floating rate that replaces the fixed rate is set such that the fair market value of the fixed rate note as of its issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for such hypothetical qualified floating rate rather than the fixed rate. After converting the fixed rate into the hypothetical qualified floating rate, the note is then converted into an equivalent fixed rate debt instrument that is subject to the general rules regarding OID. The fixed rate(s) payable on such equivalent fixed rate instrument (the “Equivalent Fixed Rate Note”) are the values of the qualified floating rate(s) on the issue date of the note. Such Equivalent Fixed Rate Note, and thus the VRDI it is based upon, such as the Note, will be treated as issued with OID (a “Discount Note”) if the excess of the its “stated redemption price at maturity” over its issue price (for the Equivalent Fixed Rate Note derived from the Notes, see “—Issue Price of the Notes” above) is at least a de minimis amount (0.25% of the Note’s stated redemption price at maturity multiplied by the number of complete years to its maturity from its Issue Date). The “stated redemption price at maturity” of the Equivalent Fixed Rate Note is the total of all payments provided by the Equivalent Fixed Rate Note that are not payments of “qualified stated interest.” A “qualified stated interest” payment is generally any one of a series of stated interest payments on a security that are unconditionally payable at least annually at a single fixed rate applied to the outstanding principal amount of such security.

If the Equivalent Fixed Rate Note has de minimis OID, then a U.S. Holder must include the de minimis amount in income as stated principal payments are made on the note unless the holder makes the election described below under “-Election to Treat All Interest as Original Issue Discount.” A U.S. Holder can determine the includible amount with respect to each such payment by multiplying the total amount of the Equivalent Fixed Rate Note’s de minimis OID by a fraction equal to the amount of the principal payment made divided by the stated principal amount of the Equivalent Fixed Rate Note.

U.S. Holders of Discount Notes must generally include OID in income calculated on a constant-yield method before the receipt of cash attributable to the income, and will generally have to include in income increasingly greater amounts of OID over the life of the Discount Notes. The amount of OID includible in income by a U.S. Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds the Discount Note (“accrued OID”). The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Discount Note may be of any length selected by the U.S. Holder and may vary in length over the term of the Discount Note as long as: (a) no accrual period is longer than one year and (b) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of: (i) the product of the Discount Note’s adjusted issue price at the beginning of the accrual period and the Discount Note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the sum of the payments of qualified stated interest on the Discount Note allocable to the accrual period. The “adjusted issue price” of a Discount Note at the beginning of any accrual period is the issue price of the Discount Note increased by: (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Discount Note that were not qualified stated interest payments. In addition to the accrual of OID on a Discount Note, qualified stated interest or OID allocable to a particular accrual period must also be increased or decreased based upon the interest actually accrued or paid during an accrual period.

Election to Treat All Interest as Original Issue Discount. A U.S. Holder may elect to include in gross income all interest that accrues on a Note (calculated by reference to the associated Equivalent Fixed Rate Note) using the constant-yield method described above under “- General” with certain modifications. For purposes of this election, interest includes stated interest, OID and de minimis OID. If a U.S. Holder makes this election for a Note, then, when the constant-yield method is applied, the issue price of such Note will equal its cost, the issue date of such Note will be the date of acquisition and no payments on such Note will be treated as payments of qualified stated interest. This election will generally apply only to a Note with respect to which it is made and may not be revoked without the consent of the IRS.

Sale, Exchange and Redemption of Notes. Upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized (i.e., the amount of cash and the fair market value of any property received on the disposition (except to the extent the cash or property received is attributable to accrued and unpaid stated interest not previously included in income, which is treated like a payment of interest)) and the U.S. Holder’s tax basis in the Note. A U.S. Holder’s initial tax basis in a Note will be determined, as described above in “- Tax Treatment of an Exchange.” A U.S. Holder’s adjusted tax basis in a Note will be its initial tax basis, increased by any accrued OID and any market discount previously included in income, and reduced by any amortized premium. Any gain or loss recognized by a U.S. Holder on the sale, exchange or other disposition of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held by the U.S. Holder for more than one year. Gain or loss realized by a U.S. Holder on the sale or retirement of a Note generally will be U.S. source. The deductibility of capital losses is subject to significant limitations. U.S. Holders should consult their own advisers about the availability of U.S. foreign tax credits or deductions with respect to any Turkish taxes imposed upon a disposition of Notes.

Tax Treatment of the Exchange to Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of an Existing Note or a Note that is not a U.S. Holder or a partnership or entity treated as a partnership for U.S. federal income tax purposes. Generally, a Non-U.S. Holder that participates in the Exchange will not be subject to U.S. tax or withholding except as described in the portion of the Base Prospectus incorporated by reference herein, including with respect to FATCA.

Turkish Taxation

For purposes of this section, a “Non-Turkish Holder” means a beneficial owner of an Existing Note or a Note that is not a resident of Turkey or a partnership or entity treated as a partnership for Turkish income tax purposes. Generally, a Non-Turkish Holder that participates in the Exchange will not be subject to any incremental Turkish tax or withholding because a 0% withholding tax rate is applicable for notes (such as the Existing Notes and Notes) with an original maturity of five years or more and: (a) an exchange is not considered to be an early redemption of the exchanged notes and (b) the maturity of the notes held by the Non-Turkish Holder is considered to have been extended, as per a recent ruling of the Turkish tax administration. A Non-Turkish Holder will not be liable for Turkish property, inheritance or similar tax with respect to the Exchange, nor will it be liable for any Turkish stamp issue, registration or similar tax or duty relating thereto.

No withholding or other tax will arise in Turkey with respect to payments by the Issuer of: (a) any relevant Accrued Interest Payment with respect to exchanged Existing Notes or (b) any Consent Fee in relation to the Proposal.

With respect to certain matters of Turkish taxation relating to the Notes, please see the “Taxation” section of the Base Prospectus incorporated by reference herein.

LEGAL MATTERS

Certain matters relating to the issuance of the Notes will be passed upon for the Bank by Mayer Brown LLP (or affiliates thereof) as to matters of English and United States law and by YazıcıLegal as to matters of Turkish law (other than with respect to tax-related matters). Certain matters of English and United States law will be passed upon for the Dealer Managers by Allen & Overy LLP, and certain matters of Turkish law will be passed upon for the Dealer Managers by Paksoy Ortak Avukat Bürosu (which will also pass upon matters of Turkish tax law).

OTHER GENERAL INFORMATION

Authorization

The most recent update of the Program by the Bank has been duly authorized pursuant to the authority of the officers of the Bank under the resolutions of its Board of Directors dated March 17, 2016. The issuance of the Notes has been duly authorized pursuant to the authority of the officers of the Bank under the resolutions of its Board of Directors dated December 29, 2016.

Listing

Application has been made to the Irish Stock Exchange for the Notes to be admitted to the Official List and to trading on the Main Securities Market; however, no assurance can be given that the application to the Irish Stock Exchange to admit the Notes to listing on the Official List and to trading on the Main Securities Market will be accepted. It is expected that admission of the Notes to listing on the Official List and to trading on the Main Securities Market will be granted on or before the Issue Date, subject only to the issue of the Notes. The Main Securities Market is a regulated market for the purposes of MiFID. The expenses in connection with the admission of the Notes to the Official List and to trading on the Main Securities Market are expected to amount to approximately €5,000.

While application has been made by the Bank to the Irish Stock Exchange for the Notes to be admitted to the Official List and to trading on the Main Securities Market, the Notes constitute a new class of securities of the Bank with a limited trading market. The Bank cannot provide any assurances to investors that the prices at which the Notes (or beneficial interests therein) will sell in the market will not be lower than the initial offering price or that an active trading market for the Notes will develop. The Dealer Managers are not obligated to make a market in the Notes.

Listing Agent

Arthur Cox Listing Services Limited is acting solely in its capacity as Irish listing agent for the Bank in connection with the Notes and is not itself seeking admission of the Notes to the Official List or to trading on the Main Securities Market for the purposes of the Prospectus Directive.

Clearing Systems

The DTC Global Note has been accepted into DTC’s book-entry settlement system and the Euroclear/Clearstream Global Note has been accepted for clearance through Euroclear and Clearstream, Luxembourg (CUSIP: 90015WAE3, ISIN: US90015WAE30 and Common Code: 155178914 with respect to the DTC Global Note and ISIN: XS1551747733 and Common Code: 155174773 with respect to the Euroclear/Clearstream Global Note).

Through DTC’s accounting and payment procedures, DTC will, in accordance with its customary procedures, credit interest payments received by DTC on any Interest Payment Date based upon DTC Participants’ holdings of the Notes on the close of business on the New York Business Day immediately preceding each such Interest Payment Date. A “New York Business Day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

The address of Euroclear is Euroclear Bank SA/NV, 1 Boulevard du Roi Albert II, B-1210 Brussels. The address of Clearstream, Luxembourg is Clearstream Banking S.A., 42 Avenue JF Kennedy, L-1855 Luxembourg. The address of DTC is 55 Water Street, New York, New York 10041, United States of America.

Significant or Material Change

There has been: (a) no significant change in the financial or trading position of either the Group or the Bank since September 30, 2016 and (b) no material adverse change in the financial position or prospects of either the Group or the Bank since December 31, 2015.

Interests of Natural and Legal Persons Involved in the Issue

The Issuer has entered into a Dealer Manager Agreement with the Dealer Managers that contains certain provisions regarding payment of fees, expense reimbursement and indemnity arrangements relating to the Exchange Offer. Except with respect to the fees to be paid to the Dealer Managers, so far as the Bank is aware, no natural or legal person involved in the issue of the Notes has an interest, including a conflicting interest, material to the issue of the Notes.

Independent Auditors

The BRSA Financial Statements have been audited in accordance with the BRSA Accounting and Reporting Regulation and the IFRS Financial Statements have been audited in accordance with the International Standards on Auditing.

The unconsolidated and consolidated BRSA Financial Statements as of and for the year ended December 31, 2013 and the IFRS Financial Statements as of and for the year ended December 31, 2013, incorporated by reference into this Prospectus have been audited by Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. (“KPMG Turkey”), which was the independent auditor for such period as stated in its reports incorporated by reference herein. KPMG Turkey is located at Rüzgarlı Bahçe Mahallesi, Kavak Sokak, No: 29, 34805, Kavacık, Beykoz, İstanbul, Turkey. The unconsolidated and consolidated BRSA Financial Statements as of and for the years ended December 31, 2014 and 2015 and the IFRS Financial Statements as of and for the years ended December 31, 2014 and 2015, incorporated by reference into this Prospectus have been audited by PwC Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. (“PwC”), which is located at BJK Plaza, Süleyman Seba Caddesi, No:48 B Blok Kat 9, Akaretler, Beşiktaş 34357, İstanbul, Turkey. The comparative figures in the consolidated and unconsolidated BRSA Financial Statements as of and for the year ended December 31, 2014 and the comparative figures in the IFRS Financial Statements as of and for the year ended December 31, 2014 have been audited by KPMG Turkey. Both KPMG Turkey and PwC are independent auditors in Turkey authorized by the BRSA to conduct independent audits of banks in Turkey.

The BRSA Financial Statements of the Group and the Bank as of and for the nine month periods ended September 30, 2015 and 2016 incorporated by reference herein have been reviewed by PwC in accordance with the Regulation on Authorisation and Activities of Institutions to Perform External Audit in Banks and International Standards on Auditing. PwC’s review reports included within such BRSA Financial Statements note that they applied limited procedures in accordance with professional standards for a review of such information and such reports state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The financial information in such interim BRSA Financial Statements is subject to any adjustments that may be necessary as a result of the audit process to be undertaken in respect of the full financial year.

Litigation

Except as described in “The Group and its Business — Legal Proceedings” in the Base Prospectus, there are no governmental, legal or arbitration proceedings (including any such proceedings that are pending or threatened of which the Bank is aware) that may have, or have had, during the 12 months prior to the date of this Prospectus, a significant effect on the Issuer’s or the Group’s financial position or profitability.

Documents

The Bank produces audited consolidated annual and unaudited consolidated and unconsolidated quarterly interim financial statements. Copies of the latest audited annual and unaudited interim reports of the Bank (in English) delivered by the Bank pursuant to Condition 4.3 may be obtained, and copies (with certified English translations where the documents at issue are not in English) of the Bank’s articles of association and of its audited financial statements as of and for the years ended December 31, 2013, 2014 and 2015, and copies of the transaction documents referred to herein (including the forms of the Notes) will be available for inspection, at the offices of the Bank and the Fiscal Agent.

Copies of the documents referred to in the preceding paragraph and certain other documents (including the Base Prospectus, the constitutional documents of the Bank, the Group’s BRSA financial statements for the latest two years, the Group’s IFRS financial statements for the latest two years, the Deed of Covenant, the Deed Poll and the Agency Agreement) will be available in physical form for inspection at the Bank’s headquarters at Sultan Selim Mahallesi, Eski Büyükdere Caddesi, No: 59, Kaǧıthane, İstanbul, 34415, Turkey, with such financial statements also being available on the Bank’s website at: (a) with respect to the Bank’s BRSA Financial Statements, http://www.vakifbank.com.tr/tas-bank-only.aspx?pageID=644, (b) with respect to the Group’s BRSA Financial Statements, http://www.vakifbank.com.tr/tas-consolidated.aspx?pageID=646, and (c) with respect to the Group’s IFRS Financial Statements, http://www.vakifbank.com.tr/ifrs-reports.aspx?pageID=639 (such website is not, and should not be deemed to, constitute a part of, or be incorporated into, this Prospectus). Such documents will be so available through the final redemption of the Notes. See “Documents Incorporated by Reference” above.

Material Contracts

The Bank has not entered into any material contract outside the ordinary course of its business that could result in the Bank being under an obligation or entitlement that is material to its ability to meet its obligations in respect of the Notes.

Dealer Managers transacting with the Issuer

Certain of the Dealer Managers and their respective affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform services for, the Issuer and/or its affiliates in the ordinary course of business. In addition, in the ordinary course of their business activities, certain of the Dealer Managers and their respective affiliates might make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities might involve securities and/or instruments of the Issuer or the Issuer’s affiliates. Certain of the Dealer Managers and their respective affiliates that have a credit relationship with the Issuer might (from time to time) hedge their credit exposure to the Issuer consistent with their customary risk management policies. Typically, such Dealer Managers or their respective affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in securities, including potentially the Notes. Any such short positions could adversely affect future trading prices of the Notes. Certain of the Dealer Managers and their respective affiliates might also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and might hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

PRINCIPAL OFFICE OF THE BANK

Türkiye Vakıflar Bankası T.A.O.
Sultan Selim Mahallesi
Eski Büyükdere Caddesi, No: 59
Kaǧıthane, İstanbul, 34415
Turkey

DEALER MANAGERS

BNP Paribas 10 Harewood Avenue London NW1 6AA United Kingdom	Citigroup Global Markets Limited Citigroup Centre, Canada Square Canary Wharf London E14 5LB United Kingdom

Merrill Lynch International 2 King Edward Street London EC1A 1HQ United Kingdom	Standard Chartered Bank One Basinghall Avenue London EC2V 5DD United Kingdom

FISCAL AGENT AND PRINCIPAL PAYING AGENT The Bank of New York Mellon, London Branch One Canada Square London E14 5AL United Kingdom	REGISTRAR, TRANSFER AGENT AND PAYING AGENT The Bank of New York Mellon (Luxembourg) S.A. Vertigo Building — Polaris 2-4 rue Eugene Ruppert 2453 Luxembourg

UNITED STATES PAYING AGENT, EXCHANGE AGENT AND TRANSFER AGENT

The Bank of New York Mellon, New York Branch

101 Barclay Street

New York, New York

USA

LEGAL ADVISERS

To the Issuer as to English and United States law	To the Issuer as to Turkish law

Mayer Brown International LLP 201 Bishopsgate London EC2M 3AF United Kingdom	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 USA	YazıcıLegal Levent Mah. Yasemin Sok. No.13 1. Levent Beşiktaş, 34340 İstanbul Turkey

To the Dealer Managers as to English and United States law	To the Dealer Managers as to Turkish law

Allen & Overy LLP One Bishops Square London E1 6AD United Kingdom	Allen & Overy LLP 52 avenue Hoche 75379 Paris — Cedex 08 France	Paksoy Ortak Avukat Bürosu Orjin Maslak Eski Büyükdere Caddesi No:27 K:11 Maslak, 34398 İstanbul Turkey

LISTING AGENT

Arthur Cox Listing Services Limited
Earlsfort Centre
Earlsfort Terrace
Dublin 2 Ireland

AUDITORS TO THE ISSUER IN 2013	AUDITORS TO THE ISSUER IN 2014, 2015 AND 2016

Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. (a member of KPMG International Cooperative) Rüzgarlı Bahçe Mahallesi Kavak Sok. No: 29 Kavacık, Beykoz, 34805 İstanbul Turkey	PwC Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. BJK Plaza Süleyman Seba Cad. No:48 B Blok Kat:9 Akaretler, Beşiktaş, 34357 İstanbul Turkey